UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Copano Energy, L.L.C.

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COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

NOTICE OF ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON MAY 11, 2010

Dear Unitholder:

You are cordially invited to attend the 2010 Annual Meeting of Unitholders of Copano Energy, L.L.C., a Delaware limited liability company (“Copano”), which will be held on Tuesday, May 11, 2010, at 10:00 a.m., Central Daylight Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. The 2010 Annual Meeting will be held for the following purposes:

1.	To elect seven directors to Copano’s Board of Directors to serve until the 2011 Annual Meeting of Unitholders;

2.	To ratify the appointment of Deloitte & Touche LLP as Copano’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

Additional information regarding the annual meeting is set forth in the attached proxy statement.

Only holders of record of our common units at the close of business on March 15, 2010 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. A list of our unitholders will be available for examination at the annual meeting and at Copano’s Houston office at least ten days prior to the annual meeting.

By Order of the Board of Directors,

Douglas L. Lawing
Executive Vice President, General Counsel and Secretary

Houston, Texas
April 5, 2010

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE PROMPTLY. YOU MAY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED, OR YOU MAY VOTE BY USING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

i

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

PROXY STATEMENT

Annual Meeting of Unitholders
To Be Held on Tuesday, May 11, 2010

This proxy statement, which was first mailed to our unitholders on April 5, 2010, is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Copano Energy, L.L.C., for use at our 2010 Annual Meeting of Unitholders and at any adjournment or postponement of the meeting. The annual meeting will be held on Tuesday, May 11, 2010, at 10:00 a.m., Central Daylight Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. Only holders of record of our common units at the close of business on March 15, 2010, or the record date, were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournment or postponement, unless such adjournment or postponement is for more than 45 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “Copano,” “our,” “our company,” “we,” “us” and similar terms refer to Copano Energy, L.L.C., together with its consolidated subsidiaries. Also, references to our employees in this proxy statement include individuals that we employ or that were employed by Copano/Operations, Inc., or Copano Operations, and performed services for our benefit during 2009.

Proposals

At the annual meeting, we will ask unitholders to consider and act upon proposals to: (i) elect seven directors to serve until our 2011 Annual Meeting of Unitholders, (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and (iii) to conduct any other business as may properly come before the meeting.

Outstanding Units on Record Date; Quorum

As of the record date, 64,596,428 common units were outstanding and entitled to vote at the annual meeting. The holders of a majority, or 32,298,215, of our common units outstanding as of the record date must be present in person or represented by proxy at the meeting to constitute a quorum. A properly executed proxy submitted without instructions will be voted “FOR” each of the proposals, unless it has been properly revoked. A properly executed proxy marked “ABSTAIN” or “WITHHELD” will not be voted, although it will be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will count as present for purposes of establishing a quorum, but will not be counted in the total votes cast on the proposals.

Important New Voting Information

If your common units are held in the name of a bank or broker, please note that this year, the rules governing how brokers may vote your common units have changed. Brokers may no longer use discretionary authority to vote common units on the election of directors if they have not received instructions from their clients. Your vote is important. Please communicate your voting decisions to your bank or broker before the date of the annual meeting so that your vote can be counted.

How to Vote

You may vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, or by using the telephone or internet voting procedures described on the proxy card. You may also attend the annual meeting and vote in person. Even if you plan to attend the annual meeting, we urge you to cast your vote by promptly returning your completed proxy or by using the telephone or internet voting procedures.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker and you wish to vote in person, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units. Whichever method of voting you choose, please do so as soon as possible to ensure that your vote is represented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the annual meeting: (i) by delivering, before or at the annual meeting, a new proxy with a later date, (ii) by delivering, on or before the business day prior to the annual meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the annual meeting, (iii) by attending the annual meeting in person and voting (although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy) or (iv) if you have instructed a broker to vote your units, by following the directions your broker provides you regarding changes to your instructions.

Internet Availability of Proxy Materials

Unitholders can access electronic copies of the proxy materials for our 2010 annual meeting by visiting www.cpnoproxy.com.

Questions About Annual Meeting

If you have any questions about the annual meeting, please contact Innisfree M&A Incorporated, our proxy solicitor, at 501 Madison Avenue, 20th Floor, New York, New York 10022. Banks and brokerage firms, please call (212) 750-5833. Unitholders, please call (877) 456-3427.

PROPOSAL ONE — ELECTION OF DIRECTORS

At the annual meeting, unitholders will consider and act upon a proposal to elect seven directors to our Board of Directors to serve until our 2011 Annual Meeting of Unitholders. All seven of our current Board members have been nominated to stand for re-election. We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate with them directly about issues affecting our company. We anticipate that all director nominees will attend.

Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our Board will serve until his term expires and his successor has been duly elected and qualified or until his earlier death, resignation or removal. The persons named as proxies in the accompanying proxy card, who have been designated by our Board, intend to vote FOR the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any of the director nominees becomes unable for any reason to stand for election, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board may recommend and propose to replace such nominee or nominees.

Director Nominee Qualifications

Several of our nominees are current or former chief executive or chief operating officers or directors of other public companies, and all have experience in the energy industry. As such, they have a deep understanding of, and extensive experience in, many of the areas that we believe are of critical importance to Copano’s proper operation and success. For its analysis, the Nominating and Governance Committee considered the nominees’ respective executive or board experience, midstream or upstream energy industry expertise and experience with financial statement preparation, operations, marketing, regulatory compliance, financial markets, mergers and acquisitions and legal matters. As required in its charter and in our corporate governance guidelines, the committee also considers diversity and enhancement of the current mix of talent and experience on the Board. Below please find a short biography of each of the nominees highlighting the particular skills, qualifications and experience of each nominee that supports the conclusion of the Nominating and Governance Committee that these individuals are well-qualified to serve on Copano’s Board of Directors.

		Director
Name	Age	Since

James G. Crump	69	2004
Ernie L. Danner	55	2004
Scott A. Griffiths	55	2004
Michael L. Johnson	59	2004
R. Bruce Northcutt(1)	50	2009
T. William Porter	68	2004
William L. Thacker(2)	64	2004

(1)	President and Chief Executive Officer

(2)	Chairman of the Board

James G. Crump joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Crump is Chairman of the Audit Committee and a member of the Conflicts Committee. He is also a member of the board of directors of Exterran GP, LLC, the general partner of Exterran Partners, L.P. (formerly UCO GP, LLC and Universal Compression Partners, L.P., respectively). Mr. Crump began his career at Price Waterhouse in 1962 and became a partner in 1974. From 1977 until the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Crump held numerous management and leadership roles. From 1998 until his retirement in 2001, Mr. Crump served as Global Energy and Mining Cluster Leader, a member of the U.S. Management Committee and the Global Management Committee and as Houston Office Managing Partner of PricewaterhouseCoopers. Mr. Crump holds a B.A. in Accounting from Lamar University.

We believe that Mr. Crump’s expertise with accounting principles and financial reporting regulations, evaluating financial results and generally overseeing the financial reporting processes of a public company, both from an independent auditor’s perspective and as a public company director, make him a valuable asset to our Board.

Ernie L. Danner joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Danner is Chairman of the Conflicts Committee and a member of the Audit Committee. Mr. Danner currently serves as President and Chief Executive Officer and as a director of Exterran Holdings, Inc. He also serves as President, Chief Executive Officer and as a director of Exterran GP, LLC. Mr. Danner joined Universal Compression Holdings, Inc. in 1998 as its Chief Financial Officer and served in various positions of increasing responsibility, including Chief Operating Officer, beginning in July 2006 through August 2007, when Universal Compression Holdings, Inc. merged with Hanover Compressor Company to form Exterran Holdings, Inc. Mr. Danner holds a B.A. and an M.A. in Accounting from Rice University.

We believe that Mr. Danner’s executive experience demonstrates his leadership capability and business acumen and enables him to contribute valuable insight regarding complex financial, operational and strategic issues in our industry.

Scott A. Griffiths joined our Board of Directors in December 2004. Mr. Griffiths is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. He is also a member of the board of directors of Energy Partners, Ltd. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, LLC from December 2005 to December 2006. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he served as Vice President, Domestic Exploration. He holds a B.S. in Geology from the University of New Mexico and an M.A. in Geology from Indiana University.

Mr. Griffiths is an experienced operational leader with extensive upstream industry expertise, which contributes valuable perspective to our Board.

Michael L. Johnson joined our Board of Directors in December 2004. Mr. Johnson is a member of the Audit Committee and the Conflicts Committee. Mr. Johnson began his career in 1975 with Conoco Inc. and most recently served as Chairman and Chief Executive Officer of Conoco Gas and Power from 1997 until his retirement in 2002. Mr. Johnson holds a B.S. in Geology from New Mexico State University, an M.A. in Geochemistry from Rice University and an M.S. in Management, Sloan Fellow, from the Alfred P. Sloan School of Business, Massachusetts Institute of Technology.

Mr. Johnson’s operational expertise in both the midstream and upstream industries, combined with his executive experience, enables him to provide our Board with valuable insight on operational and strategic matters.

R. Bruce Northcutt joined our Board of Directors in November 2009. Mr. Northcutt has served as our President and Chief Executive Officer since November 2009 and was our President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company (a provider of wholesale bandwidth transportation services) from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development, of El Paso Gas Services Company (a marketer of strategic interstate pipeline capacity) from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held various levels of responsibility within several business units of El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer in the State of Texas.

Mr. Northcutt brings nearly 30 years of energy industry experience to his roles as director and as leader of our management team, and he is well positioned to provide critical insight and guidance to the Board from the perspective of our daily operations.

T. William Porter joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Porter is Chairman of the Nominating and Governance Committee and a member of the Compensation

Committee. Mr. Porter is Emeritus Chairman and a retired partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. He was a partner of that firm from its founding until his retirement in December 2009 and also served as Chairman of that firm for the ten years prior to his retirement. He also serves on the boards of directors of Helix Energy Solutions, Inc. and U.S. Concrete, Inc. Mr. Porter holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and Bachelor of Law degree from Duke University.

Mr. Porter’s 44 years of legal practice, his leadership role within his own profession and his extensive experience advising companies in the energy industry on corporate and securities law matters enable him to provide valuable knowledge and perspective to our Board.

William L. Thacker was elected Chairman of the Board in November 2009 and has served on our Board of Directors since our initial public offering in November 2004. He is a member of the Compensation and Nominating and Governance Committees. Mr. Thacker is a member of the board of directors of Kayne Anderson Energy Development Company and Mirant Corporation. Mr. Thacker joined Texas Eastern Products Pipeline Company (the general partner of TEPPCO Partners, L.P.) in September 1992 as President, Chief Operating Officer and director. He was elected Chief Executive Officer in January 1994. In March 1997, he was named to the additional position of Chairman of the Board, which he held until his retirement in May 2002. Prior to joining Texas Eastern Products Pipeline Company, Mr. Thacker was President of Unocal Pipeline Company from 1986 until 1992. Mr. Thacker is past Chairman of the Executive Committee of the Association of Oil Pipelines, has served as a member of the board of directors of the American Petroleum Institute, and has actively participated in many energy-related organizations during his 35-year career in the energy industry. Mr. Thacker holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and a Masters of Business Administration degree from Lamar University.

Mr. Thacker’s management experience in the energy industry, including in executive and board leadership positions, provides him with financial knowledge, business acumen and leadership capabilities that make him well-suited to serve as our Chairman.

Cumulative Voting

Our limited liability company agreement provides for “cumulative voting” in the election of directors. This means that a unitholder will be entitled to a number of votes equal to the number of units that such unitholder is entitled to vote at the annual meeting multiplied by the number of directors to be elected at the annual meeting. A unitholder may (i) cast all such votes for a single director, (ii) distribute them evenly among the number of directors to be voted for at the annual meeting, or (iii) distribute them among any two or more directors to be voted for at the annual meeting. For example, because there are seven director nominees, if you own 100 units you will be entitled to cast 700 votes in the manner set forth in the preceding sentence. Cumulative voting permits a unitholder to concentrate his or her votes on fewer nominees, thereby allowing the unitholder potentially to have a greater impact on the outcome of the election with respect to one or more nominees. A unitholder holding a sufficient number of units may have the ability to elect one or more nominees to the Board of Directors without the support of other unitholders.

With respect to the annual meeting, we have seven nominees and seven available board seats. Each properly executed proxy received in time for the annual meeting will be voted as specified therein. The seven nominees receiving the most votes cast at the annual meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors in accordance with the laws of the State of Delaware and our limited liability company agreement. Our Board has adopted corporate governance guidelines to assist in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, our Board has adopted our code of business conduct and ethics, which sets forth legal and ethical standards of conduct for all our directors, officers, employees and other personnel.

Director Independence

Our corporate governance guidelines require that at least a majority of our directors must qualify as “independent” under the listing standards of The NASDAQ Stock Market, or NASDAQ. To qualify as independent, a director must meet objective criteria set forth in the NASDAQ rules, and the Nominating and Governance Committee of our Board must also make a subjective determination that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director. In conducting its review of director independence, our Nominating and Governance Committee reviewed the direct or indirect business relationships between each non-employee director (including his or her immediate family) and our company, as well as each non-employee director’s relationships with charitable organizations.

The Nominating and Governance Committee has determined that Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker qualify as “independent” in accordance with NASDAQ listing standards. Mr. Northcutt is not independent by virtue of his role as President and Chief Executive Officer of our company. During the Nominating and Governance Committee’s most recent review of independence of the nominees, the committee considered the following relationships and determined that these relationships would not interfere with the independent judgment of the Copano Board members involved:

•	Mr. Thacker is a member of the board of directors of Kayne Anderson Energy Development Company (“KED”), an investment company that invests in private and publicly traded energy companies. The main functions of KED’s board are to approve valuations of its investments in private companies, its distribution policy and its Securities and Exchange Commission (“SEC”) reports. KED’s investment decisions are made by its investment advisor, KA Fund Advisors, LLC (“KA Fund Advisors”).

•	KED and KA Fund Advisors are subsidiaries of Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”), a registered investment advisor. Kayne Anderson beneficially owns approximately 10.2% (based on its most recent Schedule 13G filing) of our common units through various investment partnerships, a registered investment company and institutional accounts.

•	Mr. Danner and Mr. Crump are members of the board of directors of Exterran GP, LLC (“Exterran GP”), the general partner of Exterran Partners, L.P., and Mr. Crump serves on Exterran GP’s audit, conflicts and compensation committees. Mr. Danner also serves as President and Chief Executive Officer of Exterran GP. Additionally, Mr. Danner is President and Chief Executive Officer and is a member of the board of directors of Exterran Holdings, Inc. (“Exterran”), the parent company of Exterran GP and Exterran Energy Solutions, L.P. (“Exterran Solutions”).

•	Exterran Solutions and one of its subsidiaries provided goods and services relating to natural gas compression to our operating subsidiaries or affiliates during 2009. Total payments for these goods and services equaled less than 1% of Exterran’s consolidated revenue for 2009.

In addition, the Nominating and Governance Committee has determined that each member of the Audit Committee qualifies as “independent” under enhanced independence standards established by the SEC for members of audit committees. The Board has also designated Mr. Crump as the “audit committee financial expert” based on its finding that Mr. Crump’s experience and understanding with respect to certain accounting and auditing matters meet the SEC criteria for an “audit committee financial expert.” Designation of one member of our audit committee as an “audit committee financial expert” is a disclosure requirement of the SEC; it does not impose on Mr. Crump any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, nor does it affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Leadership Structure and Role in Risk Oversight

Board Leadership

In 2009, our Board separated the positions of Chairman and Chief Executive Officer in recognition of the substantial time, effort, and energy required to serve in each role. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and our Chairman to focus on leadership of the Board in its fundamental role of advising management and providing independent oversight. Under our limited liability company agreement and corporate governance guidelines, our Board has discretion to combine or separate the positions of Chairman and Chief Executive Officer based on its determination of the best leadership structure for our company.

Meetings of Our Board of Directors; Executive Sessions

Our Board of Directors holds regular meetings and special meetings from time to time as may be necessary. During the period from January 1 through December 31, 2009, our Board of Directors held 17 meetings. The standing committees of our Board of Directors held an aggregate of 25 meetings during this period. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he served.

Our corporate governance guidelines provide that our independent directors will meet in executive session at least quarterly, or more frequently if necessary. The Chairman of our Nominating and Governance Committee develops the agendas for executive sessions of the independent directors.

Board Committees

Our Board of Directors currently has, and appoints the members of, standing audit, compensation, conflicts, and nominating and governance committees. These committees are composed solely of independent directors in accordance with applicable NASDAQ listing standards and SEC rules. The Board has adopted a written charter for each committee, which sets forth the committee’s purposes, responsibilities and authority. Each committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications to the Board for its approval. The following are brief descriptions of the functions and operations of our Board committees.

Audit Committee.  The Audit Committee assists our Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. In 2009, the Audit Committee held seven meetings. The Audit Committee has three members: Mr. Crump (Chairman), Mr. Danner and Mr. Johnson.

Compensation Committee.  The Compensation Committee’s primary responsibilities are to (i) approve compensation arrangements for officers of our company and for our Board members, including salaries and bonuses and other compensation for executive officers of our company, (ii) approve any compensation plans in which officers and directors of our company are eligible to participate, and to administer such plans, including the granting of equity awards or other benefits under any such plans, (iii) exercise general oversight of the company’s overall compensation structure, practices and programs and (iv) review and discuss with our management the Compensation Discussion and Analysis and related disclosure to be included in our annual proxy statement. For a discussion of the roles of executive officers and compensation consultants in determining or recommending compensation, please read “Compensation Discussion and Analysis — The Compensation-Setting Process.”

In 2009, the Compensation Committee held seven meetings. The Compensation Committee consists of: Scott A. Griffiths (Chairman), T. William Porter and William L. Thacker. All Compensation Committee members are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, or the “Exchange Act.”

Conflicts Committee.  The Conflicts Committee reviews, at the Board’s requet, specific matters that the Board believes may involve conflicts of interest between our Board members or their affiliates and our company. Any matters approved by the Conflicts Committee will be permitted and deemed approved by all unitholders and will not constitute a breach of our limited liability company agreement or of any duty stated or implied by law or equity, including any fiduciary duty.

In addition to conflicts involving Board members, the Conflicts Committee is responsible for investigating, reviewing and acting on other matters where a conflict of interest arises. The committee’s charter sets forth the Conflicts Committee’s policy and procedures for review, approval and ratification of transactions involving our company and “related persons” (directors, director nominees, executive officers or their immediate family members, or unitholders owning five percent or greater of our company’s outstanding common units). The charter covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions with our company involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The charter states that, in determining whether to approve or ratify a conflict-of-interest transaction, including a related-person transaction, the Conflicts Committee shall consider whether the transaction is (i) on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or (ii) fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Currently, our only transactions with related persons (other than in their capacity as our employees) are those described under “Certain Relationships and Related Transactions.” To the extent agreements underlying these transactions existed before our November 2004 initial public offering (“Pre-IPO Agreements”), they were not reviewed and approved by the Conflicts Committee. However, we determined at the time that each of the Pre-IPO Agreements was on terms no less favorable than could be obtained with a third party, and at the closing of our initial public offering, our unitholders approved the conflicts of interest involved. In addition, the Conflicts Committee monitors transactions occurring under the Pre-IPO Agreements as described in “Certain Relationships and Related Transactions.” Since our initial public offering, the Conflicts Committee has reviewed and approved any modifications to Pre-IPO Agreements, as well as any new agreements with related persons, in accordance with the procedures described above.

In 2009, the Conflicts Committee held five meetings. The Conflicts Committee consists of three directors: Mr. Danner (Chairman), Mr. Crump and Mr. Johnson.

Nominating and Governance Committee.  The Nominating and Governance Committee’s primary responsibilities are (i) to recruit and recommend candidates for election to the Board and for committee appointments, (ii) to review the qualifications of officer candidates for our company and recommend officer nominees for such positions to the Board, (iii) to develop and recommend corporate governance guidelines to the Board of Directors, and to assist the Board in implementing such guidelines, (iv) to lead the Board in its annual review of the performance of our Board and its committees, (v) to make annual determinations as to the independence of director nominees under applicable NASDAQ and SEC rules and (vi) to develop and monitor our succession plan.

Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, the Committee will evaluate each nominee based upon consideration of a nominee’s independence, diversity, skills and experience in the context of the needs of the Board as described in our corporate governance guidelines and in the committee’s charter. With respect to existing Board members, the Committee also considers the directors’ attendance and performance at Board and committee meetings and the length of service of each director. For new directors, the Nominating and Governance Committee also considers the nominees’ familiarity with the company and the industry, service on the boards of other companies, and their willingness to commit the time required to serve on our Board. The Nominating and Governance Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the committee feels are reliable. In 2009, the Nominating and Governance Committee held six meetings. The Nominating and Governance Committee consists of three members: Mr. Porter (Chairman), Mr. Thacker and Mr. Griffiths.

The Nominating and Governance Committee will consider director nominations by unitholders in the same manner as other director candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, in care of the Corporate Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. For a description of the procedures required of unitholders seeking to nominate director candidates, please read “Unitholder Proposals and Director Nominations — Recommendation of Director Candidates to the Nominating and Governance Committee.”

Role in Risk Oversight

Risk is inherent in business, and how well a company manages risk can ultimately determine its success. We face a number of risks, including commodity price risk, environmental and regulatory risks, and others, such as the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks our company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In fulfilling its risk oversight role, the Board must determine whether risk management processes designed and implemented by our management are adequate and functioning as designed. Senior management regularly delivers presentations to the Board on strategic matters, operations, risk management and other matters, and is available to address any questions or concerns raised by the Board. Board meetings also regularly include discussions with senior management regarding strategies, key challenges, and risks and opportunities for our company.

Our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists with risk management oversight in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements and our risk management policy relating to our hedging program. The Conflicts Committee assists with oversight of risk management involving conflicts of interest. The Compensation Committee assists the Board with risk management relating to our compensation policies and programs, and the Nominating and Governance Committee assists with risk management relating to Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

In the first quarter of 2010, we engaged a third-party consultant to assist us in identifying the most significant risks to the achievement of our business objectives. We believe that this enterprise risk assessment will help us to better control and monitor these risks, communicate more effectively about risk within our organization and with our Board and enhance the Board’s ability to exercise its oversight function. During the same period, we also engaged a third-party consultant to conduct an assessment of whether any risks arising from our compensation policies and practices are likely to have a material adverse effect on us. The assessment included a review of all our compensation programs, including the incentives our compensation programs create and the controls and procedures we have in place to minimize the likelihood of inappropriate risk taking. Based upon this review, we have concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

Messrs. Thacker, Porter and Griffiths served as members of the Compensation Committee during all of 2009. No member of the Compensation Committee is or has been an executive officer of our company, and no member of the committee had a relationship with us in 2009 requiring “related-person” transaction disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a director or member of a compensation committee of any entity whose executive officers includes a member of our Board or Compensation Committee.

Communications to our Board of Directors and Availability of Documents

Our Board is receptive to direct communication from unitholders and recommends that unitholders initiate any communications in writing and send them to our Board in care of our Corporate Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. The name of any specific Board recipient should be noted in the communication. All such communications will be forwarded without review to the appropriate director. This centralized process will assist our Board in reviewing and responding to unitholder communications in an appropriate manner. Communications to our Board must include the number of units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.

Our code of business conduct and ethics and corporate governance guidelines and the charters for committees of our Board are available on our website at www.copanoenergy.com, and paper copies will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. The information on our website is not a part of this proxy statement or incorporated into any other filing we make with the SEC.

Director Compensation

Annual Retainer and Fees.  The table below summarizes the cash retainers and fees approved by our Board of Directors as compensation for the independent directors’ service on our Board and Board committees. On December 1, 2009, following its November 2009 election of a non-executive Chairman, our Board approved an annual retainer of $50,000, payable in unit awards under our Long-Term Incentive Plan, or LTIP, on January 1 of each year, beginning with January 1, 2010. The number of units to be awarded is determined by dividing the amount of the retainer by the closing market price for our common units on the trading day preceding the date the award is effective. Each of our independent directors is also reimbursed for out-of-pocket expenses incurred in connection with attending Board or committee meetings. Directors who are employees of the company do not receive any additional compensation for service on the Board. Under individual indemnity agreements with us, each director is fully indemnified by us to the extent permitted under Delaware law for actions associated with being a member of our Board.

Independent Director Cash Compensation

	Annual		Annual
	Retainer		Retainer	Meeting
	(Chairman)		(Member)	Fees

Board of Directors	$—	(1)	$30,000	None
Audit Committee	$8,000		$4,000	$1,500
Compensation Committee	$4,000		None	$1,000
Conflicts Committee	$4,000		None	$1,000
Nominating and Governance Committee	$4,000		None	$1,000

(1)	As noted above, the non-executive Chairman of the Board also receives an annual retainer of $50,000, payable in unit awards under the Company’s LTIP.

Restricted Unit Awards.  Under our current director compensation program, we award independent directors 6,000 restricted common units upon initial election and 3,000 restricted common units annually thereafter. Each restricted common unit award (and its associated distributions) vests in three equal annual installments or upon a change in control, death, disability, upon failure to be nominated for re-election to our Board and in some cases upon retirement.

Director Compensation Table.  The following table summarizes the compensation we paid to our independent directors for the fiscal year ended December 31, 2009.

Director Compensation for 2009

	Fees Earned or	Restricted Unit
Name(1)	Paid in Cash	Awards(2)(3)	Total

James G. Crump	$53,500	$56,550	$110,050
Ernie L. Danner	$49,500	$56,550	$106,050
Scott A. Griffiths	$45,000	$56,550	$101,550
Michael L. Johnson	$48,500	$56,550	$105,050
T. William Porter	$48,000	$56,550	$104,550
William L. Thacker	$47,000	$56,550	$103,550

(1)	Mr. Northcutt is not included in the Director Compensation table because he receives no compensation for his services as a director.

(2)	In November 2009, each director received an award of 3,000 restricted units. The fair value of each director’s award as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation was $56,550.

(3)	Since joining our Board at the end of 2004, each director has received an aggregate of 21,000 restricted common units (6,000 of which remain subject to vesting restrictions).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Copano’s financial reporting process on behalf of its Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of Copano as of and for the year ended December 31, 2009, and each of Bighorn Gas Gathering, L.L.C. and Fort Union Gas Gathering, L.L.C., unconsolidated affiliates of Copano, as of and for the year ended December 31, 2009.

•	The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	The Audit Committee has received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has determined that the non-audit services provided to Copano and its affiliates by the independent auditor (discussed below under “Proposal Two — Ratification of Independent Registered Public Accounting Firm”) are compatible with such firm maintaining its independence.

•	Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements of Copano, Bighorn Gas Gathering, L.L.C. and Fort Union Gas Gathering, L.L.C. be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Submitted By:

Audit Committee

James G. Crump, Chairman
Ernie L. Danner
Michael L. Johnson

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, to continue as our independent registered public accounting firm, or independent auditor, for 2010, and has determined to submit Deloitte’s selection to unitholders for ratification as a matter of good corporate governance practice. Deloitte has served as our independent auditor since 2002. We are advised that no member of Deloitte has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Deloitte will attend the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by Deloitte for the audit of our annual consolidated financial statements and subsidiary financial statements for each of the fiscal years ended December 31, 2009 and 2008 and the reviews of the financial statements included in our Quarterly Reports on Forms 10-Q for each of those fiscal years were $2,453,000 and $3,254,000, respectively.

Audit-Related Fees

Deloitte also received fees for services that they normally provide in connection with statutory or regulatory filings. Deloitte’s fees for these services (i) during 2009 totaled $28,000 and were associated with the review of and consent to a universal shelf registration on Form S-3ASR, and (ii) during 2008 totaled $76,000 and were associated with a private placement of senior notes.

Tax Fees

We incurred aggregate fees of $653,000 and $468,000 for fiscal years ended December 31, 2009 and 2008, respectively, for tax-related services provided by Deloitte. These included fees for tax compliance and tax planning services.

Audit Committee Approval of Audit and Non-Audit Services

In February 2005, the Audit Committee adopted a Pre-Approval of Audit and Non-Audit Services Policy, which requires specific pre-approval by the Audit Committee of audit and non-audit services performed by the independent auditor, unless pre-approval of the type of service is reflected in the policy. The policy provides specific pre-approval for (i) certain categories of audit services, including audits of our subsidiaries and services associated with SEC filings, (ii) audit-related services, including transaction integration assistance and attestation services required by statute or regulation, (iii) tax-related services and (iv) services relating to business acquisitions or dispositions.

Management is required to report to the Audit Committee its engagement of the independent auditor to perform any of the services specifically pre-approved in the policy and does so on a quarterly basis. The engagement terms and fees related to our annual audit remain subject to the specific approval of the Audit Committee. Additionally, the pre-approval policy specifically prohibits certain non-audit services, including bookkeeping, appraisal or valuation services, and legal services. None of the services covered under the captions “Audit-Related Fees” or “Tax Fees” were provided under the de minimis exception to audit committee approval of 17 CFR 210.2-01(c)(7)(i)(C).

Required Vote

Under our limited liability company agreement, approval of the proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2010 requires the affirmative vote by holders of a majority of our outstanding units present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions and broker non-votes will count as present for purposes of establishing a quorum, but will not be counted in the total votes cast on the proposal.

Unitholder ratification of the selection of Deloitte as our independent auditor is not required by our limited liability company agreement or otherwise. If this proposal is not approved at the annual meeting, the Audit Committee will reconsider its selection of auditor. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR 2010.

EXECUTIVE OFFICERS

Certain information concerning Copano’s executive officers as of the date of this proxy statement is set forth below.

Name	Age	Position with Our Company

R. Bruce Northcutt	50	President and Chief Executive Officer
John A. Raber	56	Executive Vice President; President and Chief Operating Officer, Rocky Mountains
Douglas L. Lawing	49	Executive Vice President, General Counsel and Secretary
Carl A. Luna	40	Senior Vice President and Chief Financial Officer
Lari Paradee	46	Senior Vice President, Controller and Principal Accounting Officer
Sharon J. Robinson	50	Senior Vice President; President and Chief Operating Officer, Oklahoma

R. Bruce Northcutt, Director, President and Chief Executive Officer, has served in his current capacity since November 2009, and was our President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company (a provider of wholesale bandwidth transportation services) from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development, of El Paso Gas Services Company (a marketer of strategic interstate pipeline capacity) from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held various levels of responsibility within several business units of El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer in the State of Texas.

John A. Raber, Executive Vice President of Copano and President and Chief Operating Officer, Rocky Mountains, has served in his current capacity since August 2007. Mr. Raber’s responsibilities include assisting us with the development of corporate strategy and major initiatives, acquisitions and capital projects, including opportunities in the Rocky Mountains region. Mr. Raber served as President and Chief Operating Officer of ScissorTail Energy, LLC, from its formation on July 1, 2000 until August 2007. He also served as President and Chief Operating Officer of Copano Energy/Mid-Continent, L.L.C., our wholly-owned subsidiary, from August 1, 2005, the date we acquired ScissorTail, until August 2007. Mr. Raber served as Vice President of Marketing and Business Development of Wyoming Refining Company (a Rocky Mountains refiner) from July 1999 to August 2005, Senior Vice President of Processing and other executive positions with Tejas Gas Corporation (a public midstream company, formerly Transok, LLC) from February 1995 to July 1999 and as Vice President and other positions with LEDCO, Inc. (a private midstream and gas distribution company in Louisiana) from July 1982 to February 1995. Mr. Raber began his career as a Field and Operations Engineer with J. Ray McDermott, Inc. (a marine oil and gas construction company) working mainly in overseas locations from May 1976 to July 1982. Mr. Raber holds a Bachelor of Science degree in Civil Engineering from Tulane University and has also attended the Stanford Business School of Executive Education.

Douglas L. Lawing, Executive Vice President, General Counsel and Secretary, has served in his current capacity since August 2009 and was Senior Vice President, General Counsel and Secretary from November 2007 until August 2009. Mr. Lawing served as our Vice President, General Counsel and Secretary from October 2004 until November 2007 and previously served as our General Counsel beginning in November 2003. From January 2002 until November 2003, Mr. Lawing served as our Corporate Counsel. Mr. Lawing has served as Corporate Secretary of our company and its predecessors since February 1994. Additionally, from March 1998 until January 2002, Mr. Lawing served as an Associate Counsel of Nabors Industries, Inc. (now Nabors Industries Ltd.), a land drilling contractor. Mr. Lawing holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill and a J.D. from Washington and Lee University.

Carl A. Luna, Senior Vice President and Chief Financial Officer, has served in his current capacity since October 2009. Mr. Luna is responsible for all our financial functions, as well as investor relations and corporate development. Beginning in August 2009, he served as our Senior Vice President, Finance and Corporate Development and Interim Chief Financial Officer, and from May 2006 until August 2009, he served as our Vice President, Finance. Mr. Luna began his career with Copano in August 2005 as a Financial Consultant. From 1997 until 2005, he served as a Vice President in the Syndicated and Leveraged Finance Group of J.P Morgan Securities Inc. He holds a Bachelor of Business Administration degree in Finance from Texas A & M University and a Master of Business Administration degree from Rice University. Mr. Luna also serves as Treasurer and is a member of the Board of the National Association of Publicly Traded Partnerships.

Lari Paradee, Senior Vice President, Controller and Principal Accounting Officer, has served in her current capacity since August 2009. Ms. Paradee is primarily responsible for our accounting, financial reporting and tax functions. She served as Vice President and Controller from July 2003 until August 2009. From September 2000 until March 2003, Ms. Paradee served as Accounting and Consolidations Manager for Intergen, a global power generation company jointly owned by Shell Generating (Holdings) B.V. and Bechtel Enterprises Energy B.V. Ms. Paradee served as Vice President and Controller of DeepTech International, Inc. (an offshore pipeline and exploration and production company) from May 1991 until August 1998, when DeepTech was merged into El Paso Energy Corporation. Ms. Paradee then served as Manager, Finance and Administration of El Paso Energy until March 2000. Ms. Paradee has served as Senior Auditor and Staff Auditor for Price Waterhouse. Ms. Paradee graduated magna cum laude from Texas Tech University with a B.B.A. in Accounting. Ms. Paradee is also a Certified Public Accountant.

Sharon J. Robinson, Senior Vice President of Copano, and President and Chief Operating Officer, Oklahoma, has served in her current capacity since August 2009. Ms. Robinson served as President of our Oklahoma subsidiaries since August 2007 and in June 2008, she was named Chief Operating Officer. From June 2003 until August 2007, Ms. Robinson served as Vice President, Commercial Activities — ScissorTail Energy, LLC. Ms. Robinson joined ScissorTail when it was formed on July 1, 2000 and served as General Manager, Commercial from September 2001 to June 2003. Ms. Robinson worked for Tejas Gas Corporation (a public midstream company, formerly Transok, LLC) from July 1993 through December 1999 in both commercial and engineering positions. Ms. Robinson began her career as a Project Engineer with Cities Service Oil Company, which later became Occidental Petroleum, in December 1981 and continued through March 1992. Ms. Robinson holds a Bachelor of Science in Chemical Engineering from Oklahoma State University and is a Registered Professional Engineer in the State of Oklahoma. Ms. Robinson also serves on the Board of Directors of the Gas Processors Association.

COMPENSATION DISCUSSION AND ANALYSIS

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, a short-term incentive compensation plan, a long-term equity incentive compensation plan and broad-based benefits programs. This Compensation Discussion and Analysis addresses the following topics:

•	the role of our Compensation Committee in establishing executive compensation;

•	our compensation objectives;

•	our process for setting executive compensation;

•	the components of our compensation program; and

•	our executive compensation decisions for fiscal year 2009, as well as any compensation decisions made in and for fiscal year 2010 prior to the date of the filing of this proxy statement.

Our named executive officers for 2009 are:

•	R. Bruce Northcutt, President and Chief Executive Officer;

•	John A. Raber, Executive Vice President; President and Chief Operating Officer, Rocky Mountains;

•	Douglas L. Lawing, Executive Vice President, General Counsel and Secretary;

•	Carl A. Luna, Senior Vice President and Chief Financial Officer;

•	Sharon J. Robinson, Senior Vice President; President and Chief Operating Officer, Oklahoma;

•	John R. Eckel, Jr., our late Chairman of the Board and Chief Executive Officer, who died November 13, 2009; and

•	Matthew J. Assiff, our former Senior Vice President and Chief Financial Officer, who resigned effective August 17, 2009, but continued as our employee through September 3, 2009 to assist in the transition.

The Compensation Committee

The Compensation Committee assists the Board in fulfilling its duties relating to executive officer and director compensation and has general oversight responsibility for our compensation structure, practices and programs. The fundamental responsibilities of the Compensation Committee are to (i) establish the objectives of our executive compensation program, (ii) approve and administer our incentive compensation plans, (iii) monitor the performance and compensation of executive officers and (iv) set compensation levels and make awards under incentive compensation plans that are consistent with our compensation objectives and the performance of our company and its executive officers. The Compensation Committee also has responsibility for evaluating and making a recommendation to our Board regarding compensation for service on our Board. For additional information about our Compensation Committee, please read “Corporate Governance — Board Committees — Compensation Committee.”

Compensation Objectives

We believe that the talent, skill and dedication of our executive officers are critical factors affecting our company’s long-term success. Our compensation program is designed to align the interests of management with those of our unitholders by motivating our executives to achieve strong financial and operating results, which we believe closely correlate to long-term unitholder value. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers;

•	appropriately reward past performance and provide incentives for future performance;

•	recognize both individual and company performance;

•	balance rewards for short-term results with rewards for long-term value creation;

•	ensure that our compensation incentives do not encourage inappropriate risk taking; and

•	encourage long-term commitment to us.

Compensation Strategy

We believe that if the overall value of compensation opportunities we offer executive officers is consistent with market practice, we will be able to continue to attract qualified executives, retain them and provide appropriate rewards consistent with their efforts on behalf of our unitholders. We use a combination of short- and long-term incentives to reward our executive officers’ achievement of our current business goals and to encourage their commitment to us and our long-term business strategy.

Our executive compensation program consists of base salary, annual incentive compensation opportunities under our Management Incentive Compensation Plan, or MICP, equity compensation under our LTIP, and other benefits designed primarily to provide competitive health and welfare and retirement savings opportunities. Salary and MICP awards provide incentives and rewards relating to our near-term business goals. Long-term incentive compensation under our LTIP helps us to retain high-performing, experienced executives whose interests are aligned with those of our unitholders and ensures that the value our executive officers receive is dependent on their efforts to deliver value to our unitholders over time.

Implementation of Compensation Strategy

In determining appropriate rewards and incentives for our executive officers, the Compensation Committee considers a number of factors, including:

•	historical compensation levels;

•	data regarding market levels of compensation prepared by our independent compensation consultant;

•	the specific role the executive plays within our company;

•	the executive’s performance; and

•	relative compensation levels among our executive officers.

To determine the mix of salary, short-term and long-term compensation elements for each executive, the Compensation Committee considers, among other things, our company’s performance, the degree to which the Compensation Committee believes each officer’s compensation should be contingent on performance and how our peer companies structure compensation opportunities for their executives.

The Compensation-Setting Process

Compensation Committee Meetings

Our Compensation Committee holds regular quarterly meetings and additional meetings as required to carry out its duties. The Chairman of the Compensation Committee works with our Chief Executive Officer and our General Counsel to establish each meeting agenda.

In carrying out its annual process for establishing executive compensation, the Compensation Committee:

•	reviews and approves executive officer base salaries;

•	approves annual guidelines that provide for the administration of the MICP, including target awards for each participant and applicable objectives, which may include financial and operational objectives that are subject to final approval by our Board;

•	approves awards under our MICP for the previous year based on achievement of previously established objectives; and

•	approves annual equity incentive compensation awards under our LTIP.

The Compensation Committee meets outside the presence of management to consider compensation for our Chief Executive Officer and meets with the Chief Executive Officer to consider compensation for all other executive officers. When compensation decisions are not being considered, the Compensation Committee typically meets in the presence of the Chief Executive Officer and other management and may also invite BDO Seidman, LLP, or BDO, our independent compensation consultant, to participate. The Compensation Committee also regularly meets in executive session without management. The Compensation Committee Chairman works with our Chief Executive Officer, our General Counsel, our Director, Human Resources and BDO to assemble meeting materials, which are distributed to committee members for review in advance of each meeting.

Role of Compensation Consultant

The Compensation Committee Charter grants the Compensation Committee the sole and direct authority to hire and fire advisors and to approve their compensation, which we are obligated to pay. Any advisors so hired report directly to the Compensation Committee. The Compensation Committee has engaged BDO to assist it in assessing and determining competitive compensation packages for our executive officers that are consistent with our compensation philosophy. From time to time, BDO may also provide non-executive compensation consulting services to us. During 2009, fees for such services were less than $120,000.

BDO has, from time to time at the Compensation Committee’s request, developed assessments of market levels of compensation through an analysis of peer data and information disclosed in our peer companies’ public filings1. Information compiled by BDO typically includes compensation trends in the midstream natural gas industry and for master limited partnerships, and levels of compensation for similarly-situated executive officers of companies within these groups and in other companies with revenues comparable to ours. We believe that compensation levels of executive officers in our peer group are relevant to our compensation decisions because we compete with these companies for executive management talent.

Role of Executive Officers

Except with respect to his own compensation, our Chief Executive Officer plays a significant role in the Compensation Committee’s decisions regarding compensation for our executive officers. In fulfilling his role, the Chief Executive Officer relies in part on advice from other executive officers and market information provided by BDO. The most significant aspects of our Chief Executive Officer’s role are:

•	evaluating and advising the Compensation Committee regarding individual performance of our executives;

•	recommending targets and objectives under our MICP; and

•	recommending base salary levels, MICP awards and LTIP awards.

1 In 2009, this peer group consisted of Enterprise Products Partners L.P., Buckeye Partners, L.P., Regency Energy Partners LP, Boardwalk Pipeline Partners, LP, Crosstex Energy, L.P., Magellan Midstream Partners, L.P., MarkWest Energy Partners, L.P., Plains All American Pipeline, L.P., Sunoco Logistics Partners L.P., NuStar Energy L.P., Energy Transfer Partners, L.P., TEPPCO Partners, L.P., Williams Partners L.P., Spectra Energy Partners, LP, Targa Resources Partners LP, DCP Midstream Partners, LP, Western Gas Partners LP and Hiland Partners, LP.

Our Executive Compensation Program

Compensation Elements

2009 Target Compensation

For 2009, target compensation for our named executive officers was allocated among our various compensation elements as reflected below:

					Total Target
Name and Principal Position	Base Salary	MICP	LTIP		Compensation

R. Bruce Northcutt(1)	43%	23%	34%		100%
President and Chief Executive Officer
John A. Raber	45%	23%	32%		100%
Executive Vice President; President and Chief Operating Officer, Rocky Mountains
Douglas L. Lawing	47%	24%	29%		100%
Executive Vice President, General Counsel and Secretary
Carl A. Luna(1)	57%	20%	23%		100%
Senior Vice President and Chief Financial Officer
Sharon J. Robinson	47%	24%	29%		100%
Senior Vice President; President and Chief Operating Officer Oklahoma
John R. Eckel, Jr.	57%	43%	0	%(2)	100%
Former Chairman of the Board and Chief Executive Officer
Matthew J. Assiff	47%	23%	30%		100%
Former Senior Vice President and Chief Financial Officer

(1)	Includes compensation paid in connection with promotions in 2009.

(2)	Because Mr. Eckel had a significant indirect equity interest in our company, opportunities to earn additional compensation through long-term incentive awards were not required to align his interests with those of our unitholders. Accordingly, no LTIP awards were made to Mr. Eckel. Equity ownership is not otherwise a factor in the determination of equity awards, as we want to encourage our executives to hold significant amounts of our equity.

Base Salary

Base salary is a critical element of executive compensation because it provides executives with a base level of fixed annual cash compensation. The Compensation Committee reviews base salaries of our executive officers annually, and makes any adjustments after considering economic conditions, increases in the cost of living, job performance of the executive officer over time, any expansion of the executive officer’s responsibilities and market salary levels in the midstream natural gas industry. No specific weight or emphasis is assigned to any one of these factors. By reviewing the salary data of our peer companies from time to time, we intend for base salaries established by the Compensation Committee to be generally within the median range of base salaries paid by similarly-situated companies.

2009 Base Salaries.  In December 2008, in response to the national economic downturn and upon recommendation of management, the Compensation Committee decided that salaries for all executive officers for 2009 would remain at 2008 levels. However, during 2009, in connection with the promotion of certain of our executive officers during the year, the Compensation Committee approved increases in base salary amounts for those officers. In particular, Mr. Northcutt’s base salary increased by 31.1% to $400,000 effective November 15, 2009 to reflect his promotion to Chief Executive Officer and Mr. Luna’s base salary increased by 20% to $216,000 effective September 1, 2009 to reflect his promotion to Senior Vice President and Interim Chief Financial Officer and

further increased by 13.4% to $245,000 effective October 14, 2009, the date of his election as Chief Financial Officer.

In addition, as discussed in greater detail below in “Deferred Compensation Plan,” the Compensation Committee approved a Deferred Compensation Plan, or DCP, pursuant to which 10% of Mr. Eckel’s 2009 base salary and 5% of the 2009 base salaries for Mr. Northcutt, Mr. Raber, Mr. Lawing, Ms. Robinson and Mr. Assiff was deferred and will not be paid unless and until a performance target is achieved, or under certain other conditions.

2010 Base Salaries.  The Compensation Committee conducted its annual review of base salaries for all executive officers in November 2009 and approved base salary increases for all executive officers for 2010. Later that month, in connection with the election of Mr. Northcutt as our Chief Executive Officer, the Committee approved a further increase for him. The adjustments were effective January 1, 2010, except for the adjustments for Messrs. Northcutt and Luna, which were effective November 15, 2009 and October 14, 2009, respectively. In approving the increases for 2010, the Compensation Committee primarily considered: (i) an analysis of market information provided by BDO, (ii) individual performance, (iii) the salary levels among our executive officers and (iv) the increased responsibilities of our executive officers as the result of promotions during 2009.

The following base salary increases for our named executive officers for 2010 represented an average increase of approximately 15.6% over 2009 base salaries. Based on BDO’s analysis, we believe our named executive officers’ 2010 base salaries are within 10% of the median of base salaries of similarly situated executive officers in our peer group.

Base Salaries for 2010

Name	Increase	2010 Base Salary

R. Bruce Northcutt(1)	$95,000	$400,000
John A. Raber	$7,000	$302,000
Douglas L. Lawing(2)	$15,000	$255,000
Carl A. Luna(3)	$65,000	$245,000
Sharon J. Robinson(4)	$15,000	$260,000
John R. Eckel, Jr.(5)	N/A	N/A
Matthew J. Assiff(5)	N/A	N/A

(1)	Mr. Northcutt salary was initially set at $313,000 for 2010 and was increased to $400,000 effective November 15, 2009 in connection with his promotion to Chief Executive Officer.

(2)	Reflects promotion to Executive Vice President on August 17, 2009.

(3)	Mr. Luna’s base salary increased by 20% to $216,000 effective September 1, 2009 to reflect his promotion to Senior Vice President and Interim Chief Financial Officer and further increased by 13.4% to $245,000 effective October 14, 2009, the date of his election as Chief Financial Officer.

(4)	Reflects promotion to Senior Vice President on August 17, 2009.

(5)	Mr. Eckel and Mr. Assiff are no longer employed by our company.

Short-Term Incentive Compensation

MICP.  The MICP provides for annual bonus opportunities for our officers and certain key employees based upon the achievement of company financial or operational objectives, or both, and, if applicable, individual performance goals. The MICP provides for settlement of MICP bonuses with either cash or equity awards under our LTIP, at the discretion of the Compensation Committee. The MICP is intended to focus participants’ efforts by linking their compensation to the achievement of goals that promote the interests of the company and its unitholders. Target incentive opportunities under the MICP are established each year by the Compensation Committee as a percentage of base salary. Targets are intended to be comparable to short-term incentive compensation opportunities available for comparable positions in comparable companies. In addition to annual awards, the MICP also provides the Compensation Committee with the ability to make special incentive awards in recognition of exemplary performance by a participant with respect to a specified project or issue. Under the MICP, no participant may receive an annual award that exceeds 200% of his or her annual base salary during any calendar year, or a special incentive award that exceeds 50% of his or her annual base salary during any calendar year.

MICP Guidelines.  The Compensation Committee adopts annual guidelines for the administration of the MICP, which include annual target awards, annual objectives and the percentage of each target award that will be contingent on applicable financial, operational and individual objectives. Because financial and operational objectives are intended to be consistent with our company performance goals, they are approved by the Compensation Committee subject to final approval by our Board. Based upon the level of achievement of the applicable objectives, the Chief Executive Officer recommends to the Compensation Committee the amount of award for each participant (other than his own award). The Compensation Committee then determines the final amount of any awards under the plan for all participants. The Compensation Committee has discretion with respect to subjective factors, such as assessment of a participant’s level of achievement of individual objectives in determining awards, and whether to make special incentive awards.

Non-GAAP Financial Measures.  Our discussion of MICP financial objectives includes references to the non-GAAP financial measures of distributable cash flow per unit (used in 2007 and 2008) and total distributable cash flow per unit (used in 2009). For a discussion of how we calculate these measures and reconciliations of these measures to net income, their most directly comparable GAAP measure, please see Appendix A to this proxy statement.

2009 MICP Awards.  In February 2009, the Compensation Committee adopted MICP guidelines for 2009, which provided for a single financial objective and five common operational objectives for all MICP participants. For 2009, 75% of each MICP participant’s target award was contingent on the achievement of the financial objective, and 25% was contingent on the achievement of five equally-weighted operational objectives that were designed to motivate MICP participants, including our named executive officers, to work together to achieve critical strategic goals of our company.

The 2009 financial objective was based on our company attaining certain levels of total distributable cash flow on a per unit basis. Our Compensation Committee and Board have designated total distributable cash flow per common unit (or its predecessor, distributable cash flow per common unit) as the financial objective under our MICP since the MICP’s inception in 2005. Total distributable cash flow is a significant performance metric used by senior management to compare basic cash flows we generate (prior to the establishment of any retained cash reserves by our Board) to the cash distributions we expect to pay our unitholders. Using total distributable cash flow, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Total distributable cash flow is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment — specifically, whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Total distributable cash flow is also used by industry analysts with respect to master limited partnerships and limited liability companies because the market value of such entities’ equity securities is significantly influenced by the amount of cash they can distribute to unitholders.

The operational objectives for 2009 related to safety, gross margin, service throughput volume unit costs, total return to investors and implementation of SAP accounting software. With the exception of the SAP accounting software implementation objective (which was only measured at the target and maximum levels), our attainment of a threshold, target or maximum level of the financial objective and each operational objective, entitled MICP participants to 50%, 100% or 150%, respectively, of the portion of their individual target awards attributable to such objective. Except for the SAP accounting software implementation objective (which was not subject to interpolation), if performance fell between the threshold and target levels or between the target and maximum levels, the amount of the bonus was determined by straight-line interpolation.

In addition to awards attributable to the achievement of financial and operational objectives for 2009, the Compensation Committee approved special incentive awards under our MICP for Mr. Northcutt and Mr. Luna for 2009. In November 2009, the Compensation Committee approved a special incentive award to Mr. Luna to reflect his service to us as Interim Chief Financial Officer from August 17, 2009 through October 14, 2009, the date of his election as Chief Financial Officer. In February 2010, the Compensation Committee approved special incentive awards for Mr. Northcutt and Mr. Luna to reflect their superior service to our company during a period of management transition associated with the death of Mr. Eckel and the resignation of Mr. Assiff.

Based on our company’s achievement of the financial and operational objectives for 2009 and the special incentive awards approved for Mr. Northcutt and Mr. Luna, incentive compensation awards under our MICP for 2009 were approved for each of our named executive officers as shown in the table below.

Named Executive Officer MICP Awards for 2009

	% of Financial	% of Operational
	Performance	Performance		2009	2009		Payout as a
	Target	Target		Target	Approved		% of
Name	Achieved	Achieved		Payment	Award		Target

R. Bruce Northcutt	63%	107	%(1)	$173,850	$150,000	(2)(3)	86%
John A. Raber	63%	106	%(4)	$147,500	$108,044	(2)	73%
Douglas L. Lawing	63%	107	%(1)	$120,000	$88,800	(2)	74%
Carl A. Luna	63%	107	%(1)	$68,400	$75,000	(5)	110%
Sharon J. Robinson	63%	117	%(4)	$122,500	$93,713	(2)	77%
John R. Eckel, Jr.	63%	107	%(1)	$279,500	$206,830	(6)	74%
Matthew J. Assiff(7)	N/A	N/A		N/A	N/A		N/A

(1)	Reflects company-wide level of achievement.

(2)	Settled with unit awards under our LTIP.

(3)	Includes a special incentive award of $21,351, which was settled with unit awards.

(4)	Reflects segment level of achievement for applicable operational objectives.

(5)	Includes special incentive awards of $15,000 (paid in cash) and $9,384 (settled with unit awards).

(6)	Award reflects service from January 1, 2009 through November 13, 2009 (the date of Mr. Eckel’s death) and was paid in cash.

(7)	As the result of his resignation from our company, Mr. Assiff was not eligible for an award for 2009.

Except with respect to the estate of Mr. Eckel, which was not eligible for an LTIP award, and a special incentive award paid in cash to Mr. Luna to recognize his service as Interim Chief Executive Officer, awards to our named executive officers were settled with unit awards under our LTIP. These units are not subject to vesting or forfeiture. The number of units granted in settlement of 2009 MICP bonuses was determined by dividing the amount of each participant’s bonus approved by the Compensation Committee by $22.98, which was the closing price of a common unit as reported by the NASDAQ on February 16, 2010, the day preceding the day the Compensation Committee approved MICP awards for 2009. The awards were settled net of taxes.

MICP Target Levels.  In making the annual determination of the threshold, target and maximum levels for financial and operational objectives, the Compensation Committee and the Board consider the specific circumstances facing us during the relevant year. Generally, the Compensation Committee seeks to set the threshold, target and maximum levels such that the relative challenge of achieving each level is consistent from year to year. The expectation that management will achieve the threshold level is relatively high, while meaningful additional effort would be required to achieve the target level and considerable additional effort would be required to achieve the maximum level.

For the plan years 2007 through 2009, the Board approved target levels of distributable cash flow per unit (used in 2007 and 2008) and total distributable cash flow per unit (used in 2009) for the financial objective between 10% and 20% above the amounts forecast in our budget for each of those years. Threshold levels were set between 2% and 12% below budgeted amounts, while maximum levels were set between 32% and 51% above budgeted amounts. The table below sets forth, for each of the last three completed fiscal years: (i) the levels of total distributable cash flow per unit (for 2009) or distributable cash flow per unit (for 2007 and 2008) used to determine the level of achievement of the financial objective under our MICP and (ii) the actual levels of achievement.

MICP Financial Objective

Fiscal Year	Actual	Threshold	Target	Maximum	Payout(1)

2009(2)	$2.46	$2.32	$2.85	$3.57	63%
2008(3)	$2.91	$2.40	$3.00	$3.60	93%
2007(3)	$2.85	$2.00	$2.50	$3.00	135%

(1)	Reflects the percentage payout of participant target awards attributable to the financial objective for the period indicated.

(2)	Total distributable cash flow per unit, a non-GAAP financial measure.

(3)	Distributable cash flow per unit, a non-GAAP financial measure.

The table below sets forth the operational objectives for 2009 and the actual levels of achievement for each objective.

2009 MICP Operational Objectives

		Level of Achievement
		Threshold	Target	Maximum
Objective	Weight	(50%)	(100%)	(150%)	Result

Safety	20%	Meet industry standards	Exceed industry standards by 10%	Exceed our 2008 performance and exceed industry standards
Corporate					64%
Oklahoma					64%
Rocky Mountains					93%
Texas					62%
Gross margin at 2009 budget prices (% of 2009 budget amount)	20%	25% below budget	At budget	25% above budget
Corporate					92%
Oklahoma					101%
Rocky Mountains					70%
Texas					92%
Service throughput volume unit costs (% of 2009 budget amount)	20%	10% above budget	At budget	5% below budget
Corporate					77%
Oklahoma					119%
Rocky Mountains					66%
Texas					150%
SAP Implementation	20%	None	Ready to process AP/AR invoices for July business	Target level is met and the project is at or under AFE amount	150%
Total Return to Investors	20%	>40% or at Alerian Index	>40% and > Alerian Index	>50% and > 110% of Alerian Index	150%

2010 MICP Administrative Guidelines.  In February 2010, the Compensation Committee adopted MICP guidelines for 2010, which provide for a single financial objective, three common operational objectives for all MICP participants and a personal objective component. For 2010, 60% of each MICP participant’s target award is contingent on the achievement of the financial objective, 30% is contingent on the achievement of the three equally-weighted operational objectives and 10% is contingent on a subjective assessment of the participant’s performance.

•	Financial. Because of the significance of total distributable cash flow to our unitholders, our Board determined that total distributable cash flow should be the 2010 MICP financial objective.

•	Operational. The 2010 guidelines provide for common operational objectives that are designed to encourage superior operating and financial performance by all MICP participants. The operational objectives for 2010 relate to:

•	Safety — To encourage company-wide safety consciousness, commitment and execution.

•	Gross margin at 2010 budget prices — To encourage focus on volumes and unit margins without regard to commodity prices.

•	Service throughput volume unit costs — To encourage value-consciousness with respect to both operation and maintenance and general and administrative costs.

Except for the safety objective, which will be evaluated on a company-wide basis, the operational objectives are tailored specifically to each of our operating segments, and our corporate management will be evaluated on a company-wide basis.

•	Personal. At the end of the plan year, each participant’s performance will be assessed by the Chief Executive Officer (or, in the case of the Chief Executive Officer, by the Compensation Committee), and a score of 0% to 150% will be assigned based upon the Chief Executive Officer’s subjective opinion of the performance of the MICP participant and other factors that the Chief Executive Officer may deem relevant and appropriate.

Summary.  Our attainment of a threshold, target or maximum level of the financial and operational objectives, except for the operational objective relating to safety (for which some components are measured only at the target and maximum levels), will entitle MICP participants to 50%, 100% or 150%, respectively, of the portion of the target award attributable to such objective. Additionally, an MICP participant could earn from 0% to 150% of the portion of the target award attributable to the personal objective. The following tables summarize our 2010 objectives and target awards for our named executive officers:

2010 MICP Objectives

		Level of Achievement
		Threshold	Target	Maximum
Objective	Weight	(50%)	(100%)	(150%)

Financial Objective:
Total distributable cash flow per unit (% of 2010 budget amount)	60%	88%	100%	115%
Operational Objectives:
Safety	10%	Meet industry standards	Exceed industry standards by 10%	Exceed our 2009 performance
Gross margin at 2010 budget prices (% of 2010 budget amount)	10%	25% below budget	At budget	25% above budget
Service throughput volume unit costs (% of 2010 budget amount)	10%	10% above budget	At budget	5% below budget
Personal Objective	10%	50%	100%	150%

MICP Targets for 2010

	2010 Target	2010	2010 Maximum	2010
	Payout as a % of	Target	Payout as a % of	Maximum
Name	Base Salary(1)	Payment(2)	Base Salary(1)	Payment(2)

R. Bruce Northcutt	70%	$280,000	105%	$420,000
John A. Raber	50%	$151,000	75%	$226,500
Douglas L. Lawing	50%	$127,500	75%	$191,250
Carl A. Luna	50%	$122,500	75%	$183,750
Sharon J. Robinson	50%	$130,000	75%	$195,000
John R. Eckel, Jr.(3)	N/A	N/A	N/A	N/A
Matthew J. Assiff(3)	N/A	N/A	N/A	N/A

(1)	As a percentage of base salary in effect during the plan year.

(2)	Estimate based on base salary in effect as of January 1, 2010.

(3)	Not a participant for 2010.

The 2010 guidelines provide that in no circumstance will any bonus be paid for 2010 if the per unit cash distribution paid to our unitholders with respect to any quarter in 2010 is less than the minimum quarterly distribution ($0.20 per common unit) set forth in our limited liability company agreement.

Long-Term Incentive Compensation

LTIP.  We provide long-term incentive compensation through our LTIP. The LTIP provides our employees, including executive officers, the opportunity to acquire an ownership interest in our company and to share in its future financial success. We believe that awards under our LTIP enhance an employee’s commitment to us and to the success of our business by more closely aligning the long-term interests of our employees and unitholders. The size of awards made to named executive officers are determined after considering a number of factors, including (i) the individual’s position, scope of responsibility and ability to affect profits and unitholder value, (ii) the individual’s historic and recent performance, (iii) the value of LTIP awards in relation to other elements of compensation, (iv) the practices of our peer companies with respect to equity grants for comparable positions and (v) the projected compensation expense that we would be required to recognize under FASB ASC Topic 718 — Stock Compensation. The Compensation Committee believes that annual opportunities to earn additional long-term incentive compensation are an integral part of a total compensation strategy that is consistent with market practice, retains key talent in very competitive markets and achieves an economic alignment between employee and unitholder interests.

2009 Annual Grants.  After considering (i) the strategic importance of using equity-based compensation as a performance and retention incentive and aligning executive interests with unitholder interests, (ii) the effectiveness and efficiency of various forms of awards available under our LTIP to aid us in achieving our objectives, (iii) trends in incentive grant practices and programs utilized by our peer companies and (iv) the compensation expense associated with proposed equity awards, the Compensation Committee determined that the form of award granted to our executive officers for 2009 should consist of 50% phantom units and 50% unit appreciation rights, or UARs. The phantom units vest in five equal annual installments commencing May 15, 2010. The UARs vest in five equal annual installments commencing January 1, 2010. Vested UARs are exercisable for the period beginning on the vesting date and ending on the March 15 of the calendar year following the year of vesting. UARs may be settled with common units or, in the discretion of the Committee, in cash. The Compensation Committee intends to review the form of LTIP award each year in connection with its consideration and approval of annual LTIP awards.

In determining the number of phantom units and UARs granted to named executive officers for 2009, we established a target award value, expressed as a percentage of base salary, for each executive. The target award value was established based on BDO’s review of market data, internal pay equity considerations and individual performance. Target award values for 2009 are shown in the table below:

2009 LTIP Target Awards

Target Award
Value as a %
Name	of Salary

R. Bruce Northcutt	75%
John A. Raber	75%
Douglas L. Lawing	55%
Carl A. Luna	40%
Sharon J. Robinson	55%
John R. Eckel, Jr.	—
Matthew J. Assiff	60%

To determine the number of phantom units and UARs granted to each named executive officer, we (i) multiplied the target award value by the named executive officer’s base salary, (ii) allocated 50% of the value to phantom units and 50% to UARs and (iii) then divided each of the resulting values by the expected value of a common unit. Expected value for the phantom units was determined by discounting the grant date value of a common unit to reflect a risk of forfeiture over applicable vesting periods. The expected value attributed to the phantom units was $13.20. Expected value for the UARs was determined by making assumptions regarding our common unit price five years from the 2009 grant date and calculating an assumed appreciation that our executive officers would realize, assuming the UARs are exercised within fourteen months of each of five vesting dates. The average expected value attributed to the UARs was $6.06.

Long-Term Retention Grant.  In November 2009, in connection with Mr. Northcutt’s election as our Chief Executive Officer, the Compensation Committee approved an award of long-term retention phantom units, valued at $250,000, to him. The long-term retention phantom units and distribution equivalents accumulated over the vesting period will cliff vest on December 1, 2015. To determine the number of long-term retention phantom units awarded to Mr. Northcutt, the Compensation Committee divided the intended value of the award by $20.00, the price at which our common units were trading at the time of the award.

The following table summarizes LTIP awards to our named executive officers during 2009:

Named Executive Officer LTIP Awards in 2009

	Annual LTIP Awards				Long-Term
			Unit		Retention
	Phantom		Appreciation		Phantom Unit
	Units		Rights		Awards

R. Bruce Northcutt	8,800		19,100		12,500
John A. Raber	8,000		17,500		—
Douglas L. Lawing	5,500		11,900		—
Carl A. Luna	2,900		6,400		—
Sharon J. Robinson	5,600		12,100		—
John R. Eckel, Jr.	—		—		—
Matthew J. Assiff	6,100	(1)	13,300	(1)	—

(1)	Forfeited upon termination of employment on September 3, 2009.

Award Procedures.  The Compensation Committee has adopted formal procedures relating to the approval of awards under our LTIP. With respect to awards to our executive officers, these procedures provide that:

•	Annual awards to executive officers will be considered at the Compensation Committee’s second regular quarterly meeting each year and will be effective on the date of grant;

•	An award in settlement of incentive bonus awards will be effective on the date of grant;

•	An award to a new executive officer who is not an existing employee or independent contractor consultant of our company will be effective on the later of the date of approval by the Compensation Committee or commencement of employment;

•	An award to (i) a new executive officer who was already our existing employee or independent contractor consultant or (ii) an existing executive officer (other than in connection with the annual award process or in settlement of a bonus award) will be effective on the first trading day of the month following the date of grant;

•	The exercise price for each award of options or UARs will be equal to the “fair market value” of our common units on the effective date of the grant, which, pursuant to the terms of the LTIP, will be the closing sales price of a common unit on such date (or, if there is no trading on such date, the preceding date on which there was trading) as reported in The Wall Street Journal; and

•	The price used to determine the amount of an award to settle an incentive bonus payment is the “fair market value” of our common units on the day preceding the day the Compensation Committee approves the award.

Prior to adoption of these formal procedures, all awards to executive officers were effective as of the later of the date of the requisite approval of the award or the date of commencement of employment with the exercise price equal to the “fair market value” of a common unit on such date as defined in the LTIP.

Deferred Compensation Plan

In December 2008, the Compensation Committee approved our DCP and related participation agreements, which impose additional company performance requirements prior to payout of certain compensation elements to our named executive officers. Under the DCP and related participation agreements, Mr. Eckel’s 2008 and 2009 MICP bonuses, 10% of Mr. Eckel’s 2009 base salary and 5% of the 2009 base salaries in effect on January 1, 2009 for Mr. Northcutt, Mr. Raber, Mr. Lawing, Ms. Robinson and Mr. Assiff was deferred and will not be paid unless and until we have generated cumulative distributable cash flow of at least $4.00 per common unit within a period of four consecutive quarters, referred to as the DCF Target. (For a discussion of how we calculate distributable cash flow and a reconciliation of this measure to net income, its most directly comparable GAAP measure, please see Appendix A to this proxy statement.) However, deferred amounts would be paid earlier upon a change in control of our company or in the event of the participant’s death or disability, or termination of employment by the participant for good reason or by us other than for cause. If the DCF Target has not been met after determination of distributable cash flow for the fourth quarter of 2015, any outstanding deferred amounts would be forfeited. For a summary of amounts accrued, paid or forfeited under our DCP during 2009, see the Nonqualified Deferred Compensation table below.

Change in Control Severance Plan

Effective December 12, 2007, the Compensation Committee adopted a Change in Control Severance Plan, or CICP, which is designed to assist us in retaining specified key personnel, including our named executive officers, in the context of a change in control transaction. The CICP provides that if a participant’s employment is terminated in connection with a “change in control” as defined in the CICP, the participant would be entitled to benefits if (i) the termination is by us other than for “cause” or (ii) the termination is by the participant for “good reason,” in each case as defined in the CICP. Upon such termination, a participant would be entitled to receive a lump-sum payment in the amount of the participant’s annual base salary plus the participant’s target bonus under the MICP, the sum of which is multiplied by 200% for our officers and officers of our operating subsidiaries, including our named executive officers, and 100% for other participants, as well as continued health insurance benefits for up to 18 months. For further description of our CICP, see “Potential Payments upon Termination or Change in Control — Change in Control Severance Plan” below.

Retirement Savings Plan

All employees, including our named executive officers, may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. For 2009, each employee could have made pre-tax contributions of up to $16,500 ($22,000 if the employee is age 50 or older) of his or her base salary. For the fiscal year ended December 31, 2009, we elected not to make “safe harbor” contributions to the 401(k) Plan. Consideration of a contribution to our 401(k) Plan for 2010 has been deferred until the fourth quarter of 2010.

Health and Welfare Benefits

All eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Perquisites

We do not provide perquisites and other personal benefits exceeding a total value of $10,000 to any executive officer.

Clawback Provision

In February 2010, our Board amended our MICP to include a “clawback” provision. The clawback provision applies if we fail to comply with securities laws and are required to restate our financial results due to misconduct. The clawback will be triggered if our Board or Audit Committee determines that an MICP participant engaged in fraudulent, willful or grossly negligent misconduct that contributed to the need for a restatement or was knowing or grossly negligent in failing to prevent such misconduct. Under these circumstances, for any year affected by the restatement, we could require the MICP participant to repay the portion of his or her bonus, that would not have been paid had our financial results been properly reported. Additionally, if our Board or Audit Committee concludes that an MICP participant has engaged in fraud, embezzlement or other similar misconduct materially detrimental to us, then we could require the participant to repay all MICP awards he or she received for the years during which the misconduct occurred.

Unit Ownership Guidelines

Unit ownership guidelines have not been implemented by the Compensation Committee for our executive officers. We will continue to periodically review best practices and re-evaluate our position with respect to unit ownership guidelines.

Insider Trading Policy

Our Insider Trading Policy states that our directors, executive officers and employees, including our named executive officers, may not buy our units on margin, engage in short sales with respect to our units or purchase or sell options of any kind, whether puts or calls or any other derivative securities related to our units.

Accounting for Unit-Based Compensation

We account for awards under our LTIP in accordance with the requirements of FASB ASC Topic 718 - Stock Compensation, which requires the grant date fair value of the award to be recognized as compensation expense over the vesting period of the award. When determining whether to grant equity awards and the appropriate size of those awards, the Compensation Committee considers the projected compensation expense we would recognize in connection with an award. For additional information, please read Note 8, “Members’ Capital — Accounting for Equity-Based Compensation” to our consolidated financial statements included in Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007.

Summary Compensation Table for 2009

						Option/		Non-Equity
				Unit		UAR		Incentive Plan		All Other
		Salary		Awards		Awards		Compensation		Compensation	Total
Name and Principal Position	Year	($)		($)(1)		($)(1)		($)(2)		($)(3)(4)	($)(5)

R. Bruce Northcutt	2009	320,833	(6)	536,292	(7)	58,147		—		—	915,272
President and Chief	2008	305,000		269,705	(8)			—		6,900	581,605
Executive Officer	2007	280,000		204,316				176,400		6,750	667,466
John A. Raber	2009	295,000	(9)	228,764	(7)	53,276		—		—	577,040
Executive Vice President;	2008	295,000		248,796	(8)			—		6,900	550,696
President and Chief Operating	2007	280,000		204,316				164,500		6,750	655,566
Officer, Rocky Mountains
Douglas L. Lawing	2009	240,000	(10)	171,795	(7)	36,228		—		—	448,023
Executive Vice President, General Counsel and Secretary
Carl A. Luna	2009	198,265		118,761	(7)	19,484		—		—	336,510
Senior Vice President and Chief Financial Officer
Sharon J. Robinson	2009	245,000	(11)	178,217	(7)	36,836		—		—	460,053
Senior Vice President;	2008	245,000		181,965	(8)			—		6,900	433,865
President and Chief Operating Officer, Oklahoma
John R. Eckel, Jr.	2009	376,250	(12)	—		—		206,830	(13)	—	583,080
former Chairman of the Board	2008	430,000		—		—		260,000	(14)	6,900	696,900
and Chief Executive Officer	2007	375,000		—		—		280,000		6,750	661,750
Matthew J. Assiff	2009	180,297	(15)(16)	92,049		40,490	(17)	—		—	312,836
former Senior Vice President	2008	255,000		195,648	(8)			—		6,900	457,548
and Chief Financial Officer	2007	240,000		140,217				141,000		6,750	527,967

(1)	The amounts included in the “Unit Awards” and “Option/UAR Awards” columns reflect the grant-date fair value of phantom unit, UAR and common unit awards calculated in accordance with FASB ASC Topic 718 - Stock Compensation. Assumptions used in the calculation of these amounts are discussed in Note 8, “Members’ Capital — Accounting for Equity-Based Compensation” to our consolidated financial statements included in Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Reflects amounts earned under our MICP for the 2007 plan year (but paid in 2008) for Mr. Northcutt, Mr. Raber and Mr. Assiff and amounts earned under our MICP for the 2007, 2008 and 2009 plan years (but paid in 2008, 2009 and 2010, respectively) to Mr. Eckel or to his estate.

(3)	Reflects our contributions to the 401(k) Plan for each named executive officer.

(4)	The company does not provide perquisites and other personal benefits exceeding a total value of $10,000 to any named executive officer.

(5)	The salary as a percentage of total compensation for Messrs. Northcutt, Raber, Lawing and Luna and Ms. Robinson, Mr. Eckel and Mr. Assiff is 35%, 51%, 54%, 59%, 53%, 65% and 55%, respectively.

(6)	Mr. Northcutt deferred $12,708 of this amount under our DCP.

(7)	Amount includes units awards paid to settle MICP bonuses earned in 2009 but paid in 2010.

(8)	Amount includes units awards paid to settle MICP bonuses earned in 2008 but paid in 2009.

(9)	Mr. Raber deferred $14,750 of this amount under our DCP.

(10)	Mr. Lawing deferred $12,000 of this amount under our DCP.

(11)	Ms. Robinson deferred $12,250 of this amount under our DCP.

(12)	Mr. Eckel deferred $37,625 of this amount under our DCP, which amount was paid to his estate following his death on November 13, 2009.

(13)	Paid to Mr. Eckel’s estate following his death on November 13, 2009.

(14)	Deferred pursuant to DCP and paid to the estate of Mr. Eckel following his death on November 13, 2009.

(15)	Mr. Assiff deferred $8,647 of this amount under our DCP, which he forfeited upon his termination of employment on September 3, 2009.

(16)	Includes payment of $7,355 of accrued but unused vacation upon termination of employment.

(17)	Forfeited upon termination of employment on September 3, 2009.

Grants of Plan-Based Awards during 2009

							Options/UAR		Grant
							Awards:	Exercise	Date
		Grant	Estimated Future			Unit	Number	or Base	Fair
		Date for	Payouts Under Equity			Awards:	of Securities	Price of	Value for
		Equity-	Incentive Plan Awards(1)			Number of	Underlying	Option	Unit
	Award	Based	Threshold	Target	Maximum	Units(2)	Options/UARs(2)	Awards	Awards(3)
Name	Type	Awards	($)	($)	($)	(#)	(#)	($)	($)

R. Bruce Northcutt	MICP	2/19/09	0	173,850	260,775		—		—
	UARs	5/12/09	—	—	—		19,100	15.09	58,147
	Time-Based Units	5/12/09	—	—	—	8,800	—		132,792
	Time-Based Units	12/1/09	—	—	—	12,500	—		253,500
John A. Raber	MICP	2/19/09	0	147,500	221,250	—	—		—
	UARs	5/12/09	—	—	—	—	17,500	15.09	53,276
	Time-Based Units	5/12/09	—	—	—	8,000	—		120,720
Douglas L. Lawing	MICP	2/19/09	0	120,000	180,000	—	—		—
	UARs	5/12/09	—	—	—	—	11,900	15.09	36,228
	Time-Based Units	5/12/09	—	—	—	5,500	—		82,995
Carl A. Luna	MICP	2/19/09	0	68,400	102,600	—	—		—
	UARs	5/12/09	—	—	—	—	6,400	15.09	19,484
	Time-Based Units	5/12/09	—	—	—	2,900	—		43,761
Sharon J. Robinson	MICP	2/19/09	0	122,500	183,750	—	—		—
	UARs	5/12/09	—	—	—	—	12,100	15.09	36,836
	Time-Based Units	5/12/09	—	—	—	5,600	—		84,504
John R. Eckel, Jr.		—	0	322,500	483,750	—	—		—
Matthew J. Assiff	MICP	2/19/09	0	127,500	191,250	—	—		—
	UARs	5/12/09	—	—	—	—	13,300	15.09	40,490
	Time-Based Units	5/12/09	—	—	—	—	6,100		92,049

(1)	The columns under this heading reflect award opportunities under our MICP for 2009 and the threshold, target and maximum amounts that could have been paid to the named executive officers based upon achievement of 2009 financial and operational objectives. The actual amounts paid to each named executive officer for the 2009 plan year are set forth in the Summary Compensation Table for 2009 under “Unit Awards.”

(2)	The columns under these headings reflect awards under our LTIP during 2009.

(3)	This column reflects the grant date fair value for each award under FASB ASC Topic 718 — Stock Compensation granted to each named executive and is based upon the fair value on the date of grant. The grant date fair value is the aggregate amount we would expense in our financial statements over the award’s vesting period.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to gain an understanding of the information disclosed in the Summary Compensation Table for 2009 and the Grants of Plan-Based Awards during 2009 table.

Employment Agreements with Named Executive Officers

The only employment agreements we have with our named executive officers are with Mr. Northcutt, Mr. Raber and Ms. Robinson.

Mr. Northcutt.  In connection with Mr. Northcutt’s commencement of employment in April 2003, we entered into an employment agreement with him to ensure he would perform his role for a reasonable minimum period of time. The initial term of Mr. Northcutt’s employment agreement expired in April 2005, but the agreement automatically continues from year-to-year thereafter until terminated by Mr. Northcutt or by us. The employment agreement provided for an initial annual base salary of $200,000, which as a result of periodic review is currently $400,000. The agreement also provides for an annual incentive bonus initially targeted at 50% of his base salary, which is now 70% and is payable in the discretion of our Compensation Committee, taking into account his individual performance and our financial performance during the preceding year. Mr. Northcutt’s right with respect to this annual incentive bonus is governed by the terms of our MICP, rather than his employment agreement, for so long as the MICP, or a successor bonus incentive plan, remains in effect. Additionally, Mr. Northcutt is eligible to participate in all other benefit programs for which employees are generally eligible. The agreement provides for severance and change in control benefits as described below in the section titled “Potential Payments upon Termination or Change in Control.”

Mr. Raber.  In connection with our acquisition of ScissorTail Energy, LLC in August 2005, we entered into an employment agreement with Mr. Raber, who had served as President and Chief Operating Officer of ScissorTail since it was formed in July 2000, to ensure continuity of management. Mr. Raber now serves as Executive Vice President of our company and President and Chief Operating Officer of our wholly owned Rocky Mountains subsidiaries.

Mr. Raber’s employment agreement had an initial term that expired on August 1, 2007, but it automatically continues from year-to-year thereafter until terminated by Mr. Raber or us upon 30 days’ written notice prior to the expiration of the applicable term. The agreement provided for an initial annual base salary of $256,000, which as a result of periodic review is currently $302,000. The agreement also provides for an annual incentive bonus targeted at 50% of Mr. Raber’s base salary, which is governed by the terms of our MICP, or any successor incentive bonus plan. Additionally, Mr. Raber is eligible to participate in all other benefit programs for which employees are generally eligible. Mr. Raber’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality. The agreement provides for severance and change in control benefits as described below under “Potential Payments upon Termination or Change in Control.”

Ms. Robinson.  Also in connection with our acquisition of ScissorTail in August 2005, we entered into an employment agreement with Ms. Robinson, who had served as Vice President, Commercial Activities of ScissorTail since June 2003, to ensure continuity of management. Ms. Robinson now serves as Senior Vice President of our company and President and Chief Operating Officer of our Oklahoma subsidiaries.

Ms. Robinson’s employment agreement had an initial term that expired on August 1, 2007, but it automatically continues from year-to-year thereafter until terminated by Ms. Robinson or us upon 30 days’ written notice prior to the expiration of the applicable term. The agreement provided for an initial annual base salary of $150,000, which as a result of periodic review is currently $260,000. The agreement also provides for an annual incentive bonus initially targeted at 35% of Ms. Robinson’s base salary, which is currently 50% of her base salary. The annual incentive bonus is governed by the terms of our MICP, or any successor incentive bonus plan. Additionally, Ms. Robinson is eligible to participate in all other benefit programs for which employees are generally eligible. Ms. Robinson’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality. The agreement provides for severance and change in control benefits as described below under “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2009

													Performance-Based Phantom Units
															Equity
													Equity		Incentive
	Option/UAR Awards						Unit Awards			Phantom Units			Incentive		Awards:
	Number of								Market			Market	Plan		Market
	Securities	Number of							Value of			Value of	Awards:		Value of
	Underlying	Securities		Option/			Number of		Restricted	Number of		Phantom	Number		Phantom
	Unexercised	Underlying		UAR	Option/		Restricted		Units that	Phantom		Units that	of Phantom		Units that
	Exercisable	Unexercisable		Exercise	UAR		Units that		have not	Units that		have not	Units that		have not
	Options/	Options/		Price	Expiration		have not		Vested	have not		Vested	have not		Vested
Name	UARs	UARs		($)	Date		Vested		($)(1)	Vested		($)(1)	Vested		($)(1)

R. Bruce Northcutt	30,000	—		10.00	11/15/14		2,296	(2)	54,897	8,800	(3)	210,408	2,753	(4)	65,824
	9,372	6,248	(5)	23.255	05/25/16					2,856	(6)	68,287
	—	19,100		15.090		(7)				3,366	(8)	80,481
										50,000	(9)	1,195,500
										12,500	(10)	298,875
John A. Raber	23,624	11,808	(11)	20.250	08/01/15		8,192	(12)	195,871	8,000	(3)	191,280	2,660	(4)	63,601
	8,916	5,944	(5)	23.255	05/25/16		2,184	(2)	52,219	2,760	(6)	65,992
	—	17,500		15.090		(7)				3,366	(8)	80,481
										32,000	(13)	717,300
Douglas L. Lawing	15,200	—		10.00	11/15/14		1,208	(2)	28,883	5,500	(3)	131505	1,586	(4)	37,921
	4,920	3,280	(5)	23.255	05/25/16					1,648	(6)	39,404
	—	11,900		15.090		(7)				1,848	(8)	44,186
										33,000	(14)	789,030
Carl A. Luna	15,396	10,264	(5)	23.255	05/25/16		2,032	(2)	48,585	2,900	(3)	69,339	866	(4)	20,706
	—	6,400		15.090		(7)				896	(6)	21,423
										1,056	(8)	25,249
										18,000	(14)	430,380
Sharon J. Robinson	18,892	4,724	(11)	20.250	08/01/15		3,277	(12)	78,353	5,600	(3)	133,896	1,620	(4)	38,734
	3,660	2,440	(5)	23.255	05/25/16		896	(2)	21,423	1,680	(6)	40,169
	—	12,100		15.090		(7)				1,152	(8)	27,544
										33,000	(14)	789,030
John R. Eckel, Jr.	—	—		—	—		—		—	—		—	—		—
Matthew J. Assiff	6,540	—		23.255	02/28/10		—		—	—		—

(1)	Based on the closing sales price of our common units of $23.91 on December 31, 2009.

(2)	These restricted units vest in two equal annual installments beginning August 15, 2010.

(3)	These phantom units vest in five equal annual installments beginning May 15, 2010.

(4)	These performance-based phantom units vest in two equal annual installments beginning May 15, 2010 if performance targets are met and include an opportunity to earn bonus units up to 50% of the award at the end of the two-year period if a performance target for the three year period ending April 30, 2011 is met.

(5)	These unit options vest in two equal annual installments beginning on May 25, 2010.

(6)	These phantom units vest in four equal annual installments beginning May 15, 2010.

(7)	These UARs vest in five equal annual installments commencing January 1, 2010. Each tranche is exercisable for the period beginning on the vesting date and ending on the March 15 following the calendar year of vesting.

(8)	These phantom units vest in three equal annual installments beginning May 15, 2010.

(9)	These phantom units cliff vest on August 1, 2014.

(10)	These phantom units cliff vest on December 1, 2015.

(11)	These unit options vest on August 1, 2010.

(12)	These restricted units vest on August 1, 2010.

(13)	These phantom units cliff vest on August 1, 2012.

(14)	These phantom units cliff vest on August 1, 2013.

Option Exercises and Stock Vested in 2009

	Units Acquired	Value Realized
	on Vesting	on Exercise
Name	(#)	($)

R. Bruce Northcutt	1,148	19,459	(1)
	1,122	16,437	(2)
	714	10,460	(2)
John A. Raber	8,192	148,439	(3)
	1,092	18,509	(1)
	1,122	16,437	(2)
	690	10,109	(2)
Douglas L. Lawing	604	10,238	(1)
	616	9,024	(2)
	412	6,036	(2)
Carl A. Luna	1,016	17,221	(1)
	352	5,157	(2)
	224	3,282	(2)
Sharon J. Robinson	3,277	59,379	(3)
	448	7,594	(1)
	384	5,626	(2)
	420	6,153	(2)
John R. Eckel, Jr.	—	—
Matthew J. Assiff	800	13,560	(1)
	770	11,281	(2)
	478	7,003	(2)

(1)	Based on closing sales price of $16.95 on the August 15, 2009 vesting date.

(2)	Based on closing sales price of $14.65 on the May 15, 2009 vesting date.

(3)	Based on closing sales price of $18.12 on the August 1, 2009 vesting date.

Nonqualified Deferred Compensation

	Executive		Aggregate		Aggregate
	Contributions		Withdrawals/		Balance at
	during		Distributions		December 31,
Name	2009 ($)		during 2009 ($)		2009 ($)(1)

R. Bruce Northcutt	12,708	(2)	0		12,708
John A. Raber	14,750	(2)	0		14,750
Douglas L. Lawing	12,000	(2)	0		12,000
Carl A. Luna	0		0		0
Sharon J. Robinson	12,250	(2)	0		12,250
John R. Eckel, Jr.	297,625	(3)	297,625	(4)	—
Matthew J. Assiff	8,647	(2)(5)	0		0	(5)

(1)	The DCP does not provide for interest or other earnings to accrue on amounts deferred under the plan.

(2)	This amount was included in the executive’s “Salary” amount for the 2009 calendar year in the Summary Compensation Table for 2009 above.

(3)	$37,625 of the amount listed in this column was included in Mr. Eckel’s “Salary” amount for the 2009 calendar year and $260,000 was included in Mr. Eckel’s “Non-Equity Incentive Plan Compensation” amount for the 2008 calendar year in the Summary Compensation Table for 2009 above.

(4)	The full amount of Mr. Eckel’s DCP account was distributed to his estate following his death on November 13, 2009.

(5)	Mr. Assiff forfeited his contributions to the DCP upon his termination of employment.

In December 2008, we adopted our DCP in which our named executive officers are eligible to participate. The DCP is an unfunded plan, with participant accounts represented solely as bookkeeping entries, and distributions or account settlements paid from our general assets at the time of the distribution. In order to defer compensation pursuant to the DCP, participants must execute a participation agreement prior to the year in which the deferred compensation will be earned. The deferral may relate to a portion of the participant’s “base compensation” and/or a portion of the participant’s “bonus.” An executive’s participation agreement to defer base compensation for any year will become irrevocable on December 31 of the calendar year immediately prior to the year in which the deferred base compensation will be earned, while a participation agreement to defer portions of a bonus will become irrevocable on June 30th of the calendar year to which the bonus relates. The deferred amounts may be subject to a vesting schedule as determined by our Compensation Committee and set forth in the terms and conditions of the applicable participation agreement, although certain events described below, may accelerate such a vesting schedule. Any amounts distributed to a participant with regard to his or her DCP account will be paid in cash.

Pursuant to the participation agreements under our DCP applicable to the 2009 calendar year, 10% of Mr. Eckel’s 2009 base salary and 5% of the 2009 base salaries for Mr. Northcutt, Mr. Raber, Mr. Lawing, Ms. Robinson and Mr. Assiff were deferred and would not become payable unless and until we have achieved the DCF Target, or under certain other conditions as described below. If the DCF Target has not been achieved following our determination of distributable cash flow for the fourth quarter of 2015, any outstanding deferred amounts related to the 2009 calendar year would be forfeited. Mr. Eckel’s participation agreement also provided that any MICP bonuses awarded to him for 2008 and 2009 would be deferred and paid subject to the same conditions as for his base salary.

The DCP accounts will receive accelerated vesting and become payable upon: (i) a “change in control” of our company, or (ii) a termination of the participant’s employment due to the participant’s death or “disability”, a voluntary resignation by the participant for “good reason,” or by us other than for “cause.” The terms “change in control,” “disability,” “good reason,” and “cause” applicable to the DCP are summarized in “Potential Payments upon Termination or Change in Control — Definitions” below. Distributions may also be made from the DCP accounts for the following events, although only as to the amounts that are currently vested as of the date of the distribution: (a) to fulfill a domestic relations order; (b) to comply with a certificate of divestiture; (c) to pay employment taxes on the deferred compensation; or (d) upon an “unforeseeable emergency.” An “unforeseeable emergency” means (i) a severe financial hardship resulting from illness or accident of the participant, or the participant’s spouse, beneficiary or dependent; (ii) a loss of the participant’s property due to casualty; or (iii) a similar extraordinary and unforeseeable circumstance that has arisen outside of the participant’s control, as permitted by Treasury Regulation 1.409A-1(e).

No interest is credited to participant’s account balances under the terms of the DCP. There are also no company contributions or matches made to DCP accounts.

Potential Payments upon Termination or Change in Control

Our compensation plans and our employment agreements with Mr. Northcutt, Mr. Raber and Ms. Robinson provide our named executive officers with certain payments or benefits that become due upon termination of their employment or upon a change in control of our company. The plans or agreements and circumstances triggering such payments or benefits are described below. The descriptions in this section should be reviewed together with the definitions under “Definitions” and the table under “Quantification of Potential Payments Upon Termination or Change in Control.”

Employment Agreements

Pursuant to his or her respective employment agreement, if Mr. Northcutt’s, Mr. Raber’s or Ms. Robinson’s employment is terminated for “cause” (as defined in his or her employment agreement), or in the event of his or her death or disability, or if the executive voluntarily resigns (without “good reason” in the case of Mr. Northcutt), then he or she is entitled to receive any accrued but unpaid base salary, unused vacation time and any amount to which he or she is entitled pursuant to the company’s incentive plans.

If Mr. Northcutt’s employment is terminated by us for any reason other than cause, death or disability, or if Mr. Northcutt terminates his employment for “good reason” (as defined in his employment agreement), then he is entitled to the following: (i) a lump sum severance payment equal to one year of base salary payable within 30 days of his date of termination; (ii) continuation of insurance benefits for one year following termination of employment; and (iii) reimbursement of reasonable fees incurred for executive outplacement services.

If Mr. Raber’s or Ms. Robinson’s employment is terminated by us for any reason other than cause, death or disability, or upon termination of employment by us within one year following a “change in control” (as defined in the employment agreements) of our company or of ScissorTail, he or she is entitled to the following: (i) a lump sum severance payment equal to one year of base salary; (ii) continuation of insurance benefits for one year following termination of employment; (iii) a pro-rata bonus pursuant to the terms of the MICP, or any successor incentive bonus plan; and (iv) the automatic vesting of outstanding awards under our LTIP.

Severance Arrangements

Other than our CICP described below, with respect to our named executive officers, the only individual severance arrangements that are in place are those reflected in employment agreements with Mr. Northcutt, Mr. Raber and Ms. Robinson.

MICP

An MICP participant, including our named executive officers, whose employment with us ceases by reason of death, disability or retirement on or after reaching age 65 or, prior to age 65 if approved by the Compensation Committee, or an MICP participant whose employment is terminated by us without “cause,” is eligible for a pro-rata portion of his or her target MICP award for the year of termination through the participant’s termination date. In addition, an MICP participant is entitled to a pro-rata portion of his or her target award if the termination of employment occurs in connection with a change in control of our company.

LTIP

Our LTIP provides that, upon a change in control of our company, all awards outstanding under our LTIP, including those held by our named executive officers, will become fully vested pursuant to the terms of the LTIP (regardless of whether employment is terminated by us). In addition, Mr. Raber’s and Ms. Robinson’s LTIP awards fully vest upon a change in control of ScissorTail.

Additionally, our LTIP provides that if a grantee’s employment is terminated for any reason, the grantee’s options will be automatically forfeited except as otherwise provided in the award agreement or determined by the Compensation Committee in its discretion. Our existing LTIP award agreements with our named executive officers, provide as follows:

•	Option award agreements provide that options will become fully vested upon death or disability (and must be exercised within one year of this vesting), will be forfeited upon termination “for cause,” and otherwise may be exercised for a limited period following termination of employment.

•	Annual UAR award agreements provide that UARs will become fully vested upon death or disability (and must be exercised by the March 15 following the calendar year of vesting), will be forfeited upon termination “for cause,” and otherwise may be exercised for a limited period following termination of employment.

•	Restricted unit awards provide that the restricted units will become fully vested upon death, disability or termination other than “for cause” and otherwise will be forfeited upon termination of employment.

•	Annual phantom unit awards provide that the phantom units will become fully vested upon death, disability and in some cases, retirement, and will be forfeited upon termination of employment for any other reason.

•	Performance-based phantom unit awards provide that the phantom units will vest at the target level upon death or disability, and will be forfeited upon termination of employment for any other reason.

•	Long-term retention phantom unit awards provide that the phantom units will vest on a pro-rata basis upon death, disability or termination of employment by the company for reasons other than cause, and will be forfeited upon termination of employment for any other reason.

Change in Control Severance Plan

Our CICP provides that if a participant’s employment is terminated in connection with a “change in control” as defined in the CICP, the participant would be entitled to benefits if (i) the termination is by us other than for “cause” or (ii) the termination is by the participant for “good reason,” in each case as defined in the CICP. Upon such termination, a participant would be entitled to receive a lump-sum payment in the amount of the participant’s annual base salary plus the participant’s target bonus under the MICP, the sum of which is multiplied by 200% for our officers and officers of our operating subsidiaries, including our named executive officers, and 100% for other participants, as well as continued health insurance benefits for up to 18 months.

Our CICP provides that if the aggregate of payments due under the CICP is greater than the aggregate of payments due under any individual severance agreement or employment agreement, payments made under our CICP will be in lieu of payments owed under any such other arrangement or agreement. If the aggregate of payments due under our CICP is less than the aggregate of payments due under any individual severance agreement or employment agreement, then payments made under such arrangement or agreement will in lieu of payments under our CICP.

The CICP ends on the later of (i) December 12, 2010, (ii) 18 months after the date of a change in control with respect to which a binding change in control agreement was entered into prior to December 12, 2010, (iii) abandonment or termination of a binding change in control agreement entered into prior to December 12, 2010, or (iv) the date that all CICP participants who have become entitled to plan payments have received those payments in full. Participants in the CICP are designated by the Compensation Committee, and currently include all participants in our MICP. Our Compensation Committee will review continuation of our CICP or adoption of a successor change in control severance plan prior to December 12, 2010.

Deferred Compensation Plan

The terms of the participation agreements under our DCP with our named executive officers provide that amounts deferred would be paid upon the officer’s death, disability, termination of employment for reasons other than cause or for good reason and upon a change in control. Amounts deferred but not paid by the first quarter of 2016 would be forfeited. These amounts are described above in the section entitled “Nonqualified Deferred Compensation.”

Definitions

The employment agreements with certain of our named executive officers, our MICP, LTIP, CICP and DCP generally use the following terms:

“Change in control” means the occurrence of any of the following events:

•	the acquisition by any person, other than us or our affiliates, of direct or indirect “beneficial ownership” of our securities representing more than 50% of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors;

•	the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, with respect to which persons who were our members immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

•	the sale, lease or disposition (in one or a series of related transactions) of all or substantially all our company’s assets to any person other than to us or our affiliates;

•	a change in the composition of our Board, the result of which is that fewer than a majority of our directors are “incumbent directors”; or

•	the approval by our Board or our members of a complete or substantially complete liquidation or dissolution.

“Change in control of ScissorTail” means the occurrence of any of the following events:

•	the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, with respect to which we or an affiliate who was the owner of all of the outstanding membership interests of ScissorTail immediately prior to such reorganization, merger or consolidation or other transaction does not, immediately thereafter, own more than 50% of the outstanding membership interests of ScissorTail;

•	the sale, lease or disposition (in one or a series of related transactions) by us or an affiliate of all or substantially all of ScissorTail’s assets to any person other than to us or our affiliates;

•	the approval by our Board or ScissorTail of a complete or substantially complete liquidation or dissolution of ScissorTail.

“Cause” means: (i) gross negligence or willful misconduct in the performance of duties and services; (ii) willful and continued failure to substantially perform duties and other obligations (for reasons other than physical or mental incapacity); (iii) the commission of any fraudulent act or dishonesty in the course of employment or provision of services; or (iv) conviction of or plea of guilty to any felony that requires an intentional, knowing or reckless mental state (or any such equivalent mental state) under a criminal code, whether or not committed in the course of employment.

“Disability” is determined by our Compensation Committee under our MICP and means entitled to benefits under our long-term disability plan under our DCP and LTIP. Our employment agreements provide that a disability has occurred when the executive is incapacitated by accident, sickness or other circumstance that renders him or her incapable of performing required duties.

“Good Reason” means any of the following that occurs without the participant’s prior written consent and either (i) upon a change in control or within 18 months thereafter, or (ii) after the entry into a binding change in control agreement but prior to the consummation of such change in control or the abandonment or termination of such binding change in control agreement:

•	a material diminution in base salary (without limiting the interpretation of “material,” a 5% or greater reduction in base salary would be deemed “material” in all circumstances);

•	a material diminution in authority, duties, or responsibilities;

•	a requirement that a participant report to a supervisor, whose authority, duties, or responsibilities are materially diminished in comparison to the authority, duties and responsibilities of the supervisor to whom the participant reported prior to the change in control;

•	a material diminution in the budget over which the participant retains authority;

•	reassignment of the participant to any office located more than 25 miles from the location of participant’s then current assignment; or

•	any other action or inaction that constitutes a material breach by the company of any employment agreement under which a participant provides services.

For amounts payable under all of these severance provisions, please read the “Post-Termination and Change in Control Payments” table and the accompanying footnotes.

Quantification of Potential Payments upon Termination or Change in Control

The following is a summary of the estimated payments that would have been made to each named executive officer, assuming termination of such officer’s employment on December 31, 2009 under various scenarios, or assuming a change in control of our company on that date. In accordance with SEC rules, the estimated payments were determined under the terms of our plans and arrangements as in effect on December 31, 2009, which are described in our “Compensation Discussion and Analysis.” Because the payments to be made to a named executive officer depend on various factors that can only be ascertained on the date of a triggering event, the actual amounts to be paid upon termination of employment can only be determined with certainty at the time of the event.

Post-Termination and Change in Control Payments

					Acceleration of
				Group	Unvested
		Salary	Bonus	Insurance	Equity(1)	Other Comp	Total
Name	Event	($)	($)	($)	($)	($)	($)

R. Bruce Northcutt	Termination following Change in Control(2)	800,000	560,000	29,972	2,180,893	21,169	3,599,326
	Termination for Cause(3)	0	0	0	0	8,461	8,461
	Termination by Executive for Good Reason(4)	400,000	0	19,981	0	46,169	473,442
	Termination Without Cause(5)	400,000	280,000	19,981	353,829	46,169	1,107,271
	Retirement(6)	0	280,000	0	80,481	8,461	368,942
	Death(7)	0	280,000	0	1,238,937	21,169	1,547,398
	Disability(8)	400,000	280,000	0	1,238,937	21,169	1,947,398
	Change in Control(9)	0	0	0	2,180,893	12,708	2,180,893
John A. Raber	Termination following Change in Control(2)	590,000	295,000	20,385	1,649,693	14,750	2,569,828
	Termination for Cause(3)	0	0	0	0	0	0
	Termination by Executive for Good Reason(4)	0	0	0	0	14,750	14,750
	Termination Without Cause(5)	295,000	147,500	13,590	1,118,793	14,750	1,589,633
	Retirement(6)	0	147,500	0	80,481	0	227,981
	Death(7)	0	147,500	0	1,064,007	14,750	1,226,257
	Disability(8)	0	147,500	0	1,064,007	14,750	1,226,257
	Change of Control(9)	0	0	0	1,649,693	14,750	1,649,693
Douglas L. Lawing	Termination following Change in Control(2)	480,000	240,000	8,822	1,196,960	41,076	1,966,858
	Termination for Cause(3)	0	0	0	0	29,076	29,076
	Termination by Executive for Good Reason(4)	0	0	0	0	41,076	41,076
	Termination Without Cause(5)	0	120,000	0	261,712	41,076	422,788
	Retirement(6)	0	120,000	0	44,186	29,076	193,262
	Death(7)	0	120,000	0	616,335	41,076	777,411
	Disability(8)	0	120,000	0	616,335	41,076	777,411
	Change of Control(9)	0	0	0	1,196,960	12,000	1,196,960
Carl A. Luna	Termination following Change in Control(2)	490,000	220,500	8,822	689,278	6,596	1,415,196
	Termination for Cause(3)	0	0	0	0	6,596	6,596
	Termination by Executive for Good Reason(4)	0	0	0	0	6,596	6,596
	Termination Without Cause(5)	0	110,250	0	175,583	6,596	292,429
	Retirement(6)	0	110,250	0	25,249	6,596	142,095
	Death(7)	0	110,250	0	386,979	6,596	503,825
	Disability(8)	0	110,250	0	386,979	6,596	503,825
	Change of Control(9)	0	0	0	689,278	0	689,278
Sharon J. Robinson	Termination following Change in Control(2)	490,000	245,000	8,822	1,274,158	26,573	2,044,553
	Termination for Cause(3)	0	0	0	0	14,323	14,323
	Termination by Executive for Good Reason(4)	0	0	0	0	26,573	26,573
	Termination Without Cause(5)	245,000	122,500	5,881	677,535	26,573	1,077,489
	Retirement(6)	0	122,500	0	27,544	14,323	164,367
	Death(7)	0	122,500	0	646,650	26,573	795,723
	Disability(8)	0	122,500	0	646,650	26,573	795,723
	Change in Control(9)	0	0	0	1,274,158	12,250	1,274,158
John R. Eckel, Jr.	Death(10)	0	206,830	0	0	297,625	504,455
Matthew J. Assiff	Other(11)	0	0	0	0	7,355	7,355

(1)	Calculated using the closing sales price of our common units on December 31, 2009, of $23.91 as reported by the NASDAQ except with respect to the acceleration of option and UAR awards in the event of death or disability, where the Black-Scholes BSM method is used.

(2)	Under our CICP, upon termination by us without cause or by the executive for good reason following a change in control, each executive would have received 200% of base salary, 200% of his or her 2009 MICP target award and 18 months of continued medical and dental insurance coverage, which we have valued at 2009 costs. Under our LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s outstanding awards would have vested and each of them would have received payment of accrued but unused vacation time in accordance with our policies. Pursuant to the terms of their employment agreements with us, upon termination of Mr. Raber or Ms. Robinson following a change in control of ScissorTail, Mr. Raber and Ms. Robinson would have received one-half of the amount reflected in the “Salary” column, one-half of the amount reflected in the “Bonus” column and two-thirds of the amount reflected in the “Group Insurance” column, which we have valued at 2009 costs. Additionally, all of their outstanding LTIP awards would have vested.

(3)	Mr. Northcutt, Mr. Raber, Mr. Lawing, Mr. Luna and Ms. Robinson would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(4)	Upon termination by the executive for good reason (other than following a change in control), Mr. Northcutt, Mr. Raber, and Ms. Robinson would have received payment of his or her accrued but unused vacation time pursuant to the terms of his or her employment agreement and Mr. Lawing and Mr. Luna would have received payment of his accrued but unused vacation time in accordance with our policies. Pursuant to the terms of his employment agreement, Mr. Northcutt would also receive one year of base salary, one year of continued group insurance coverage which we have valued at 2009 costs, and reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000. Additionally, Mr. Northcutt, Mr. Raber, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP.

(5)	Upon termination by us without cause (other than following a change in control) each executive would have been eligible under our MICP to receive 100% of his or her 2009 MICP target award. Additionally, pursuant to the terms of each of their respective employment agreements, Mr. Northcutt, Mr. Raber, and Ms. Robinson would have received one year of base salary and one year of continued group insurance coverage, which we have valued at 2009 costs. Mr. Northcutt would also receive reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000. Under the LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s outstanding restricted unit awards would have vested. Additionally, for Mr. Raber and Ms. Robinson, pursuant to the terms of their employment agreements with us, all of their other LTIP awards would have vested. Mr. Northcutt, Mr. Raber, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP, and Mr. Northcutt, Mr. Raber, Mr. Lawing, Mr. Luna and Ms. Robinson would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(6)	Under our MICP, upon the executive’s retirement on or after age 65, or prior to 65 if approved by the Compensation Committee, he or she would have been eligible to receive 100% of his or her 2009 MICP target award. Under our LTIP, certain of Mr. Northcutt’s, Mr. Raber’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s outstanding phantom unit awards would have vested. Mr. Northcutt, Mr. Raber, Mr. Lawing, Mr. Luna and Ms. Robinson would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(7)	Under our MICP, upon termination of employment as the result of the executive’s death, his or her estate would have been eligible to receive 100% of his or her 2009 MICP target award. Under our LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s outstanding awards would have fully vested, except for long-term retention phantom unit awards, which would have vested on a pro-rata basis. Additionally, Mr. Northcutt, Mr. Raber, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP. Mr. Northcutt, Mr. Raber, Mr. Lawing, Mr. Luna and Ms. Robinson would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(8)	Under our MICP, upon termination of employment as the result of the executive’s disability, he or she would have been eligible to receive 100% of his or her 2009 MICP target award. Under our LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s outstanding awards would have fully vested, except for long-term retention phantom unit awards, which would have vested on a pro-rata basis. Additionally, Mr. Northcutt, Mr. Raber, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP, and Mr. Northcutt, Mr. Raber, Mr. Lawing, Mr. Luna and Ms. Robinson would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(9)	Upon a change in control of our company without a related termination of employment by us without cause or by the executive for good reason, our executives would receive no change in control payments. Under our LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s outstanding awards would fully vest. Mr. Northcutt, Mr. Raber, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP. Additionally, upon a change in control of ScissorTail, Mr. Raber’s and Ms. Robinson’s outstanding awards would fully vest.

(10)	Following Mr. Eckel’s death on November 13, 2009, amounts deferred under our DCP and Mr. Eckel’s 2009 MICP bonus were paid to his estate.

(11)	Mr. Assiff received payment of accrued vacation upon his termination of employment on September 3, 2009.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted By:

Compensation Committee

Scott A. Griffiths, Chairman
T. William Porter
William L. Thacker

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2009 regarding our LTIP, under which our common units are authorized for issuance to our employees, consultants and directors.

Number of Units
	Number of				Remaining Available
	Securities to be				for Future Issuance
	Issued upon		Weighted Average		Under Equity
	Exercise/Vesting of		Exercise Price of		Compensation Plans
	Outstanding		Outstanding		(Excluding Units
	Options, Warrants		Options, Warrants		Reflected in
	and Rights		and Rights		Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by unitholders(1)	2,303,512	(2)	$24.14	(3)	1,740,595	(4)(5)
Equity compensation plan not approved by unitholders	—		—		—

Total	2,303,512		$24.14		1,740,595

(1)	Our sole equity compensation plan is our LTIP, which was approved by our members prior to our initial public offering.

(2)	Consists of 302,900 UARs, 698,136 phantom units and 1,302,476 unit options. At year end, 200 of the outstanding UARs and 783,031of the outstanding unit options were exercisable.

(3)	Price reported relates solely to outstanding options reported in column (a).

(4)	Determined at the time of any award, the lesser of (a) 5,000,000 units or (b) a number equal to 10% of the sum of (1) our total common units outstanding and (2) the number of our common units issuable upon conversion of any outstanding equity securities (other than outstanding LTIP awards) convertible into common units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. Of the total authorized common units, no more than 50% may be delivered in the form of restricted units, phantom units or unit awards. As of February 28, 2010, 1,682,683 units were available for future issuance under our LTIP.

(5)	In addition to awards for which units are reserved as reported in column (a), 105,501 restricted units were outstanding at December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date except where otherwise indicated, the number of our voting securities beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of voting units; (ii) the current members of our Board of Directors; (iii) our named executive officers; and (iv) all current directors and executive officers as a group. Unless otherwise noted, each beneficial owner has sole voting and investment power:

	Common Units(1)
Beneficial Owner	#	%

Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(2)	6,589,727	10.2%
William L. Thacker(3)	27,091	*
James G. Crump(3)	21,000	*
Ernie L. Danner(3)	21,000	*
Scott A. Griffiths(3)	21,000	*
Michael L. Johnson(3)	21,000	*
T. William Porter(3)	21,000	*
R. Bruce Northcutt(3)(4)	268,076	*
Douglas L. Lawing(3)(4)(5)(6)	3,310,842	5.1%
Carl A. Luna(3)(4)	27,059	*
John A. Raber(4)(7)	90,170	*
Sharon J. Robinson(4)(8)	48,955	*
All directors and executive officers as a group (12 persons)(9)	3,922,155	6.06%

*	Less than 1%.

(1)	Based on 64,596,428 common units outstanding on the record date. In accordance with SEC rules, the percentage of each class as of the record date is calculated for each person and group by dividing the number of units beneficially owned by the sum of the total units outstanding plus the number of units underlying options exercisable by that person or group within 60 days and phantom units vesting within 60 days.

(2)	Consists of 5,739,727 common units reported as beneficially owned in the Schedule 13G/A filed on behalf of Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne on February 10, 2010 and an additional 850,000 common units issued February 11, 2010 upon conversion of our Class D units. The address for each beneficial owner is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(3)	Messrs. Thacker Crump, Danner, Griffiths, Johnson, and Porter, members of our Board of Directors, can be contacted at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. Messrs. Northcutt, Lawing and Luna can also be contacted at this address.

(4)	Includes (in amounts set forth in the table below) restricted units, over which the beneficial owner has voting power but no investment power, options to acquire common units that are exercisable or will be exercisable within 60 days of the record date and phantom units that will vest within 60 days of the record date. Also includes common units that would have been issuable in settlement of exercisable UARs on the record date, calculated based on the closing price for our common units on the record date. Does not include performance based phantom units that will vest within 60 days if performance criteria are met.

	Restricted	Phantom	Exercisable	Exercisable
Beneficial Owner	Units	Units	UARs	Options

R. Bruce Northcutt	2,296	3,596	1,422	39,372
John A. Raber	10,376	3,412	1,303	32,540
Douglas L. Lawing	1,208	2,128	886	20,120
Carl A. Luna	2,032	1,156	476	15,396
Sharon J. Robinson	4,173	1,924	900	22,552

(5)	Includes 3,276,908 common units held by Copano Partners Trust, a Delaware statutory trust. The sole beneficiary of Copano Partners Trust, Copano Partners, L.P., retains sole voting and dispositive power with respect to the common units held by

Copano Partners Trust. Ten grantor trusts own indirectly all of the outstanding general partner interests in Copano Partners, L.P. and, together with 19 additional grantor trusts, own, directly or indirectly, all of its outstanding limited partner interests. The direct or indirect beneficiaries of the grantor trusts are members of our management team, certain of our employees, certain current and former employees of Copano Operations and consultants. Of the 29 grantor trusts, 27 have three trustees, Mr. Lawing, Charles R. Noll, Jr. and Charles R. Barker, Jr. Mr. Lawing and Jeffrey A. Casey serve as the trustees of one of the remaining grantor trusts, and Messrs. Lawing, Noll, Barker and Matthew J. Assiff serve as the trustees of the other remaining grantor trust. Mr. Lawing has the power to appoint additional trustees for 23 of the 29 grantor trusts, including each of the grantor trusts holding indirect interests in the general partner of Copano Partners. The common units held by Copano Partners Trust are currently pledged as security for a loan by a commercial bank to Copano Partners Trust.

(6)	Mr. Lawing disclaims beneficial ownership of 3,236,429 of the reported common units, which represent the portion of Copano Partners Trust’s holdings in which Mr. Lawing does not have a pecuniary interest. Mr. Lawing’s beneficial ownership without these disclaimed securities represents 0.1% of our outstanding common units.

(7)	Mr. Raber can be contacted at Copano Energy/Rocky Mountains, L.L.C., 116 Inverness Drive East, Suite 280, Englewood, Colorado 80112.

(8)	Ms. Robinson can be contacted at Copano Energy/Mid-Continent, L.L.C., 1437 South Boulder Avenue, Suite 1500, Tulsa, Oklahoma 74119.

(9)	Includes 152,948 options to acquire common units that are exercisable currently or within 60 days of the record date, 13,610 phantom units that will vest within 60 days of the record date and 57,605 restricted units over which the beneficial owner has voting power but no investment power. Also includes 5,605 common units underlying exercisable UARs on the record date. Does not include performance-based phantom units that will vest within 60 days if performance criteria are met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Copano/Operations, Inc.

Through December 31, 2009, Copano Operations provided us with certain management, operations and administrative support services, including certain field and administrative personnel, related personnel benefits and insurance, office facilities and related insurance, and office supplies and equipment pursuant to an administrative and operating services agreement we entered into with Copano Operations in connection with our initial public offering in 2004. Copano Operations was controlled by John R. Eckel, Jr., our late Chairman of the Board and Chief Executive Officer, until his death in November 2009. Since that time, Copano Operations has been controlled by Douglas L. Lawing, our Executive Vice President, General Counsel and Secretary.

Under our agreement with Copano Operations, we reimbursed Copano Operations for its direct and indirect costs of providing these services. Specifically, Copano Operations charged us, without markup, based upon total monthly expenses incurred by Copano Operations less (i) a fixed allocation to reflect expenses incurred by Copano Operations for the benefit of certain entities formerly controlled by Mr. Eckel and (ii) any costs to be retained by Copano Operations or charged directly to an entity for which Copano Operations performed services. Under the services agreement, our obligation to reimburse Copano Operations for its costs was limited to costs of expenditures approved by us pursuant to our governance and delegation of authority process. For the year ended December 31, 2009, we reimbursed Copano Operations for administrative and operating costs totaling approximately $2.9 million, including payroll and benefits expenses for certain of our field and administrative personnel.

In addition, certain of our subsidiaries are co-lessees of office space with Copano Operations under the lease for our Houston office. Pursuant to our services agreement with Copano Operations, we reimbursed Copano Operations for lease payments that it made for our benefit.

Effective January 1, 2010, we and Copano Operations agreed to terminate the existing services agreement and entered into a new administrative and operating services agreement. The new services agreement modifies the arrangement by which we and Copano Operations share certain employees, office space, equipment, goods and services. We now employ the shared personnel formerly provided by Copano Operations under the original services agreement, and have assumed responsibility for procuring the shared facilities, goods and services (and related obligations such as office and equipment leases) formerly provided by Copano Operations to us. Under the modified arrangement, we provide Copano Operations with the use of the shared personnel, facilities, goods and services in exchange for a monthly charge of $25,000 and rights to use certain assets owned by Copano Operations.

We believe that the terms and provisions of these agreements were and are fair to us; however, we cannot be certain that such agreements and services have terms as favorable to us as we could have obtained from an unaffiliated entity.

Natural Gas Transactions

Under agreements we entered into at various times in the years before our initial public offering, we purchase natural gas from and provide gathering and compression services to Camden Reserves, Inc., Live Oak Reserves, Inc. and Nueces Reserves, Inc, which formerly were controlled by Mr. Eckel and now are controlled by Mr. Lawing. We amended one of these agreements in May 2006 and executed a replacement for another in February 2007. The amendment and replacement agreement were approved by the Conflicts Committee, which monitors our transactions under these arrangements on a quarterly basis. During the year ended December 31, 2009, we purchased natural gas totaling approximately $1.1 million, provided gathering and compression services totaling approximately $18,000 and sold natural gas totaling approximately $3,000 in transactions with these affiliated companies. We believe that these transactions were on terms no less favorable than those that could have been obtained from an unaffiliated entity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file reports with the SEC relating to their ownership, and changes in ownership, of our common units. Officers, directors and greater than 10% equity holders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based on our records and representations from our executive officers and directors, we believe that all reports due in 2009 were filed as required, except that, due to an administrative error at the company, Form 4s filed on behalf of Messrs. Assiff, Lawing, Luna, Northcutt and Raber, Ms. Paradee and Ms. Robinson to report unit awards they received in settlement of 2008 MICP bonuses, and common units withheld to cover taxes payable upon their receipt of such awards, were not filed within the required period.

UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Proposals for Inclusion in our Proxy Statement for 2011 Annual Meeting

Rule 14a-8 under the Exchange Act addresses when we must include a unitholder’s proposal in our proxy statement for an annual or special meeting of unitholders. Under Rule 14a-8, for a unitholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2011 annual meeting of unitholders, the proposal must be received at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than December 6, 2010. Any proposal submitted for inclusion in the proxy statement must comply with Securities Exchange Act Rule 14a-8.

Proposals and Director Nominations to be Presented at 2011 Annual Meeting

For any proposal that is not submitted for inclusion in our proxy material for the 2011 annual meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in Section 11.13 of our limited liability company agreement. For a unitholder proposal or director nomination to be properly submitted for presentation at our 2011 annual meeting, our Corporate Secretary must receive written notice of the proposal or nomination at our principal executive offices during the period beginning on December 6, 2010 and ending on January 5, 2011.

Unitholder proposals or director nominations must contain information specified in our limited liability company agreement, including:

•	the name and address of the unitholder (and any beneficial unitholder on whose behalf the proposal is being made), as they appear on our books;

•	the class and number of units owned beneficially and of record by the unitholder (and the beneficial owner, if any);

•	in the case of director nominations, all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or that is otherwise required under the Exchange Act rules governing proxy solicitations, including each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	in the case of other business, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business that the unitholder (and the beneficial owner, if any) may have; and

•	whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal or elect the unitholder’s nominee, as applicable. An affirmative statement of the intent to do so is called a “Solicitation Notice.” The requirement to provide this information does not apply to any director nomination from a unitholder who is record holder of a sufficient number of units on the record date to elect one or more directors on a cumulative voting basis.

Any unitholder proposal or director nomination must also be a proper matter for unitholder action under our limited liability company agreement and under Delaware law. In addition, if a unitholder delivers a Solicitation Notice with respect to a proposal or director nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the unitholder must have actually delivered a proxy statement and form of proxy to holders of at least the percentage of units required to carry the proposal or elect the unitholder’s nominee, as applicable. If no Solicitation Notice is delivered with respect to a proposal or nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the unitholder or beneficial owner making the proposal or director nomination must not have solicited a number of proxies sufficient to have required the delivery of a Solicitation Notice.

Recommendation of Director Candidates to the Nominating and Governance Committee

A unitholder or a group of unitholders may recommend potential candidates for consideration by our Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The unitholder or group of unitholders making the recommendation must also disclose, with the written request described above, the number of units that the unitholder or group of unitholders beneficially owns and the period of time the unitholder or group of unitholders has beneficially owned the units. Additional information may be requested from time to time by the Nominating and Governance Committee from the nominee or the unitholder or group of unitholders.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our representatives may also solicit proxies in person or by telephone, internet or facsimile transmission. These representatives will not receive additional compensation but may be reimbursed for out-of- pocket expenses incurred in connection with such solicitations. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of units and will reimburse their costs of forwarding the proxy materials in accordance with customary practice.

We have retained Innisfree M&A Incorporated to provide us with consulting services and to aid us in the solicitation of proxies and will pay a fee not to exceed $50,000, plus out-of-pocket expenses, for these services. Your cooperation in voting promptly by signing and returning the enclosed proxy card, or by using the telephone or internet voting procedures described on the enclosed proxy card, will help to avoid additional expense.

If you wish to give your proxy to someone other than the parties whose names are printed on the proxy card, you must cross out the names appearing on the proxy card and insert the names of the individual or individuals (not more than three) to whom you wish to give your proxy. The named individual or individuals must then present your proxy card at the annual meeting.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

OTHER MATTERS FOR 2010 ANNUAL MEETING

As of the date of this proxy statement, our Board of Directors knows of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Douglas L. Lawing
Executive Vice President, General Counsel and Secretary

Houston, Texas
April 5, 2010

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Total distributable cash flow per common unit (or its predecessor, distributable cash flow per common unit) has served as the financial objective under our MICP since the plan’s inception in 2005. We define total distributable cash flow as net income plus: (i) depreciation, amortization and impairment expense (including amortization expense relating to the option component of our risk management portfolio); (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures; (v) the subtraction of equity in earnings from unconsolidated affiliates and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and our line fill contributions to third-party pipelines and gas imbalances. Maintenance capital expenditures are capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. We determined that total distributable cash flow is a better measure of the rate at which cash available for distribution is generated by our operations than its predecessor, distributable cash flow, which does not add back the amortization expense relating to the option component of our risk management portfolio.

Neither distributable cash flow nor total distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP.

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Reconciliation of net income to distributable cash flow per unit and total distributable cash flow per unit(1)
Net income	$23,158	$58,213	$63,175
Add: Depreciation, amortization and impairment(2)	57,539	53,154	39,967
Amortization of debt issue costs	3,955	4,467	1,666
Equity-based compensation	8,252	7,789	3,223
G&A reimbursement from pre-IPO unitholders	—	—	12,414
Distributions from unconsolidated affiliates	29,684	25,830	8,710
Unrealized (gains) losses associated with line fill contributions and gas imbalances	(2,145)	592	(12)
Unrealized (gains) losses on derivatives	(6,879)	12,751	10,248
Deferred taxes and other	271	1,927	1,096
Less: Equity in earnings from unconsolidated affiliates	4,600	(6,889)	(2,850)
Maintenance capital expenditures	(9,728)	(11,769)	(9,062)

Distributable cash flow	99,507	146,065	128,575
Add: Amortization of commodity derivative options	36,950	32,842	21,045

Total distributable cash flow	$136,457	$178,907	$149,620

Average common units outstanding(3)	55,386,741	50,139,813	45,143,197
Total distributable cash flow per unit	$2.46	$3.57	$3.31

(1)	The MICP financial objective for 2009 was total distributable cash flow per unit and for 2007 and 2008 was distributable cash flow per unit. Distributable cash flow per unit was $2.91 in 2008 and $2.85 in 2007.

(2)	Includes activity related to discontinued operations of the crude oil pipeline and relate assets discussed in Note 15, “Discontinued Operations” to our consolidated financial statements included in our Annual Report on Form 10-K for 2009.

(3)	Average total common units outstanding on the record date for cash distributions paid with respect to each of the four quarters in the years indicated.

A-1

PROXY COPANO ENERGY, L.L.C. PROXY FOR 2010 ANNUAL MEETING OF UNITHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your voting instructions by telephone at 1 800 PROXIES, or the Internet at WWW.VOTEPROXY.COM. Follow the simple instructions using the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints R. Bruce Northcutt and T. William Porter, and each of them, with or without the other and with full power of substitution, as proxies to vote as specified on the reverse side hereof all units that the undersigned is entitled to vote at the Annual Meeting of Unitholders of Copano Energy, L.L.C. (the “Company”), to be held at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019, on Tuesday, May 11, 2010, at 10:00 a.m., Central Daylight Time, and all adjournments and postponements thereof. If no specification is made with regard to any proposal, such units will be voted in accordance with the recommendation of the Company’s Board of Directors. For other business that may properly come before the meeting, such units will be voted as determined by the above named proxies in their discretion. (Continued and to be completed, dated and signed on the reverse side.) 14475

ANNUAL MEETING OF UNITHOLDERS OF COPANO ENERGY, L.L.C. May 11, 2010 PROXY VOTING INSTRUCTIONS INTERNET Access “www.voteproxy.com” and follow the on screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE Call toll free 1 800 PROXIES (1 800 776 9437) in the United States or 1 718 921 8500 from foreign countries from any COMPANY NUMBER touch tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at www.cpnoproxy.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20730000000000000000 5 051110 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: FOR AGAINST ABSTAIN (The Board recommends a vote FOR this proposal.) 2. Ratification of Deloitte & Touche LLP as independent Cumulated Votes registered public accounting firm for 2010. NOMINEES: (see instructions) FOR ALL NOMINEES O James G. Crump (The Board recommends a vote FOR this proposal.) O Ernie L. Danner WITHHOLD AUTHORITY O Scott A. Griffiths If no choice is specified, this Proxy will be voted as recommended by the Board FOR ALL NOMINEES O Michael L. Johnson of Directors. O R. Bruce Northcutt FOR ALL EXCEPT O T. William Porter (See instructions) O William L. Thacker INSTRUCTIONS: To cumulate your votes for one or more of the above nominees: Write the number of cumulated votes you wish to allocate to each such nominee in the space to the right of his name. If you are cumulating your votes for a nominee, do not mark ELECTRONIC ACCESS TO FUTURE DOCUMENTS the circle next to the nominee’s name. Please see the proxy statement for instructions regarding cumulative voting. If you wish to cumulate your votes, you must vote using the If you would like to receive future unitholder communications over the Internet proxy card rather than by telephone or the Internet. exclusively, and no longer receive any material by mail please visit To withhold authority to vote for any individual nominee(s): http://www.amstock.com. Click on Shareholder Account Access to enroll. Please Mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish enter your account number and tax identification number to log in, then select Receive to withhold authority, as shown here: Company Mailings via E Mail and provide your e mail address. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Unitholder Date: Signature of Unitholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF UNITHOLDERS OF COPANO ENERGY, L.L.C. May 11, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at www.cpnoproxy.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20730000000000000000 5 051110 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: FOR AGAINST ABSTAIN (The Board recommends a vote FOR this proposal.) 2. Ratification of Deloitte & Touche LLP as independent Cumulated Votes registered public accounting firm for 2010. NOMINEES: (see instructions) FOR ALL NOMINEES O James G. Crump (The Board recommends a vote FOR this proposal.) O Ernie L. Danner WITHHOLD AUTHORITY O Scott A. Griffiths If no choice is specified, this Proxy will be voted as recommended by the Board FOR ALL NOMINEES O Michael L. Johnson of Directors. O R. Bruce Northcutt FOR ALL EXCEPT O T. William Porter (See instructions) O William L. Thacker INSTRUCTIONS: To cumulate your votes for one or more of the above nominees: Write the number of cumulated votes you wish to allocate to each such nominee in the space to the right of his name. If you are cumulating your votes for a nominee, do not mark ELECTRONIC ACCESS TO FUTURE DOCUMENTS the circle next to the nominee’s name. Please see the proxy statement for instructions regarding cumulative voting. If you wish to cumulate your votes, you must vote using the If you would like to receive future unitholder communications over the Internet proxy card rather than by telephone or the Internet. exclusively, and no longer receive any material by mail please visit To withhold authority to vote for any individual nominee(s): http://www.amstock.com. Click on Shareholder Account Access to enroll. Please Mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish enter your account number and tax identification number to log in, then select Receive to withhold authority, as shown here: Company Mailings via E Mail and provide your e mail address. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Unitholder Date: Signature of Unitholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.